Execution Copy

PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
YMF MEDIA NEW YORK LLC
and
YMF MEDIA NEW YORK LICENSEE LLC
“SELLER”
and
EMMIS RADIO LLC
“BUYER”
Dated as of February 11, 2014

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Section 7.5.	Deliveries at Closing	40
Section 7.6.	Other Documents	40
Section 7.7.	Possession; Instruments of Conveyance and Transfer	40
Section 7.8.	Required Approvals and Consent	40
Section 7.9.	Absence of Investigations and Proceedings	40
Section 7.10.	FCC Consent	40
Section 7.11.	FCC Licenses	41
Section 7.12.	Absence of Liens	41
Section 7.13.	Title Commitments	41
Section 7.14.	HSR Clearance	41
Section 7.15.	Non-Foreign Affidavit	41
ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER AT FIRST CLOSING		41
Section 8.1.	Compliance with Agreement	4
Section 8.2.	Proceedings and Instruments Satisfactory	42
Section 8.3.	Representations and Warranties	42
Section 8.4.	Deliveries at Closing	42
Section 8.5.	Other Documents	42
Section 8.6.	Absence of Investigations and Proceedings	42
Section 8.7.	Governmental Consents	4
Section 8.8.	HSR Clearance	42
ARTICLE IX CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER AND SELLER AT THE SECOND CLOSING		43
Section 9.1.	Conditions to Obligations of Buyer	43
Section 9.2.	Conditions to Obligations of Seller	43

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EXHIBITS

Assumption Agreement	Exhibit A
Bill of Sale and Assignment	Exhibit B
Buyer’s Closing Certificate	Exhibit C
Buyer’s Performance Certificate	Exhibit D
Assignment and Assumption of Contracts	Exhibit E
[Intentionally Omitted]	Exhibit F
FCC Licenses Assignment	Exhibit G
Assignment and Assumption of Leases	Exhibit H
LMA Assignment	Exhibit I
LMA Assumed Liabilities
Assumption Agreement	Exhibit J
LMA Contract Assignment	Exhibit K
LMA Lease Assignment	Exhibit L
Seller’s Closing Certificate	Exhibit M
Seller’s Performance Certificate	Exhibit N
Trademark Assignment	Exhibit O
WBLS-WLIB LLC Operating Agreement	Exhibit P

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SCHEDULES

1.2 Excluded Assets
1.4 Permitted Liens
4.3 Conflicting Agreements of Seller
4.5 Title Exceptions
4.6 Equipment
4.7 Contracts
4.7(a)(viii) Bargaining Agreement
4.8 Intangible Property
4.9 Real Property
4.10 Leases
4.11 Financial Statements
4.12 No Changes
4.13 Litigation; Labor Disputes, Compliance with Law

4.14 Tax Exceptions
4.15 Governmental Authorizations
4.16 FCC License Exceptions
4.17 Insurance
4.18 Brokers
4.19 Employees
4.20 Employee Benefit Plans
4.21 Environmental Compliance
5.3 Conflicts
5.4 Brokers
5.5 FCC Qualification
6.9 Permitted Liens
7.8 Required Approvals and Consents
7.14 Title Commitments
11.2 Severance

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PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT is made this 11th day of February, 2014, by and between YMF MEDIA NEW YORK LLC, a Delaware limited liability company (“YMF OpCo”) and YMF MEDIA NEW YORK LICENSEE LLC, a Delaware limited liability company (“YMF License Co.” and, together with YMF OpCo, “Seller”) and Emmis Radio LLC, an Indiana limited liability company (“Emmis” or “Buyer”) and solely for the purposes of Article X hereof, YMF Media LLC, a Delaware limited liability company (“Guarantor”).
R E C I T A L S:
A.    Seller is engaged in the business of radio broadcasting and presently owns and operates the following radio broadcast stations (the “Stations”) pursuant to authorizations issued by the Federal Communications Commission (the “FCC”): WBLS(FM), New York, New York (Facility ID 28203) (“WBLS”) and WLIB(AM), New York, New York (Facility ID 28204).
B.    Seller is willing to sell to Buyer and Buyer is willing to purchase from Seller, substantially all of the assets, business, properties and rights of Seller related to the operation of the Stations on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:
ARTICLE I
DEFINITIONS
Section 1.1.    Definitions. Except as specified otherwise, when used in this Agreement, the following terms have the meanings specified:
“Accounts Payable” means all accounts payable of Seller related to the Stations immediately prior to the LMA Commencement Date as determined in accordance with GAAP;
“Accounts Receivable” means all accounts receivable of Seller related to the Stations immediately prior to the LMA Commencement Date as determined in accordance with GAAP (other than Accounts Receivable relating to Tradeout Agreements or program barter agreements);
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of apparent liability, notice of violation, order of forfeiture, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity;
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such other Person;

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“Agreement” means this Purchase and Sale Agreement, together with the Schedules and the Exhibits attached hereto, as the same shall be amended from time to time in accordance with the terms hereof;
“Ancillary Agreements” means (a) the Assumption Agreement, (b) the Bill of Sale, (c) the Contract Assignment, (d) the FCC License Assignment, (e) the Lease Assignment, (f) the Special Warranty Deed, (g) the Trademark Assignment, and (h) WBLS-WLIB Operating Agreement, and (i) any other certificate, agreement, document or other instrument to be executed and delivered in connection with the transaction contemplated by this Agreement;
“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Assumed Contracts” means (a) the Material Contracts, (b) Contracts not required pursuant to Section 4.7(a) to be listed on Schedule 4.7 and (c) Contracts entered into after the date hereof and prior to the First Closing Date in accordance with this Agreement which otherwise would be required to be listed on Schedule 4.7; provided, however, “Assumed Contracts” shall not include Contracts, if any, which are Excluded Assets.
“Assumed Liabilities” means (a) the obligations of Seller under the Assumed Contracts and the Leases, in each case arising from and accruing with respect to the operation of the Stations after the First Closing Date or the LMA Commencement Date, as applicable, including any termination costs associated with such Assumed Contracts and Leases arising after the First Closing Date or the LMA Commencement Date, as applicable; (b) the monetary Liabilities, obligations and claims resulting from the operation of the Stations prior to the First Closing Date or the LMA Commencement Date, as applicable, to the extent such Liabilities, obligations and claims are subject of a Purchase Price adjustment in favor of Buyer pursuant to Section 2.4(f); and (c) Liabilities for severance, vacation pay and sick pay for Transferred Employees as set forth in Section 11.2. For the avoidance of doubt Assumed Liabilities include without limitation the LMA Assumed Liabilities.
“Assumption Agreement” means an instrument in the form of Exhibit “A” attached hereto by which the Assumed Liabilities (other than the LMA Assumed Liabilities) shall be assumed by Buyer from Seller;
“Bargaining Agreement” means the collective bargaining agreements set forth on Schedule 4.7(a)(viii).
“Benefit Arrangements” means a benefit program or practice providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not a Plan;

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“Bill of Sale and Assignment” means an instrument in the form of Exhibit “B” attached hereto, by which Seller shall convey to Buyer title to (a) the Customer Lists, (b) the Equipment, (c) the Intangible Property, (d) the Miscellaneous Assets, and (e) the Records;
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed (or actually closed) in the City of New York;
“Buyer’s Closing Certificate” means the certificate of Buyer in the form of Exhibit “C” attached hereto;
“Buyer’s Performance Certificate” means the certificate of Buyer in the form of Exhibit “D” attached hereto;
“Cash” means all moneys of Seller relating to the Stations, whether in the form of cash, cash equivalents, marketable securities, short term investments or deposits in bank or other financial institution accounts of any kind;
“Code” means the Internal Revenue Code of 1986, as amended;
“Communications Laws” means the Communications Act of 1934, as amended, together with the rules and regulations promulgated thereunder and the published policies and decisions of the FCC;
“Contract Assignment” means the Assignment and Assumption of Contracts, in the form of Exhibit “E” attached hereto, by which Seller shall assign the Assumed Contracts (other than the LMA Contracts) to Buyer and Buyer shall assume the Assumed Liabilities (other than the LMA Assumed Liabilities) of such Seller under the Assumed Contracts;
“Contracts” means those agreements (other than those included in the Excluded Assets and other than the Leases) under which the business of the Stations is conducted, whether written, oral or implied;
“Control” means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled” and “Controlling” shall have a correlative meaning;
“Copyrights” means all copyrights and copyright applications related to the Stations, including those listed on Schedule 4.8;
“Customer Lists” means all lists, documents, written information and computer tapes and programs and other computer readable media used by or in Seller’s possession concerning past, present and potential purchasers of advertising or services from the Station;
“Environmental Laws” means the rules and regulations of the FCC, the Environmental Protection Agency and any other federal, state or local Government Authorities pertaining to

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human exposure to RF radiation and all Laws, including statutes, regulations, ordinances, codes, and rules, as amended, relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or Hazardous Materials or toxic substances or harmful physical agents, health and human safety, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Occupational Safety and Health Act of 1979, as Amended, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency in effect on the date hereof;
“Equipment” means the machinery, equipment, furniture, fixtures, furnishings, toolings, parts, blank tapes, transmitters, antennas, towers, vehicles and other items of tangible personal property owned or leased by Seller that are used or useable in the operation of the Stations, including those items listed on Schedule 4.6;
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder;
“Estoppel Certificates” means estoppel certificates in customary form and substance and otherwise reasonably acceptable to Buyer from the landlord under each Real Property Lease;
“Event of Loss” means any loss, taking, condemnation, damage or destruction of or to any of the Purchased Assets or the Stations;
“Excluded Assets” means (a) the Cash; (b) the Accounts Receivable; (c) any and all claims of Seller with respect to transactions prior to the First Closing Date including, without limitation, claims for Tax refunds relating to Pre-Closing Tax Periods and refunds of fees paid to the FCC, except to the extent such claims (other than insurance claims set forth in Section 11.1) relate to Assumed Liabilities or the Purchased Assets; (d) all contracts of insurance entered into by Seller (other than as set forth in Section 11.1); (e) all rights and obligations under agreements, if any, listed on Schedule 1.2; (f) those other assets, if any, described on Schedule 1.2; (g) all assets related to the Station Employee Benefit Plans; (h) books and records relating to the organization of Seller; (i) intercompany Accounts Receivable and intercompany Accounts Payable of Seller; (j) all rights of Seller arising under this Agreement or the transactions contemplated hereby; (k) Seller’s corporate names (including the name “YMF”); (l) any Purchased Asset sold or otherwise disposed of prior to Closing as permitted hereunder; and (m) all Contracts and Leases entered into by Seller after the LMA Commencement Date;
“FCC Consent” means action by the FCC (including action duly taken by the FCC’s staff pursuant to delegated authority) granting its consent to the assignment of the FCC Licenses from Seller to Buyer;

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“FCC Licenses” means all licenses, permits and authorizations issued or granted by the FCC to Seller in connection with the operation of the Station and associated auxiliary and other facilities authorized by the FCC, including as set forth on Schedule 4.15;
“FCC Licenses Assignment” means the instrument in the form of Exhibit “G” attached hereto between the Seller and Buyer, by which Seller assigns the FCC Licenses to Buyer;
“Final Order” means an FCC Consent, with respect to which no action, request for stay, petition for rehearing or reconsideration, appeal or review by the FCC on its own motion is pending and as to which the time for filing or initiation of any such request, petition, appeal or review has expired;
“Financial Statements” means the unaudited financial statements of Seller described in Section 4.11(a);
“Financing Lease” means any Lease that is properly characterized as a capitalized lease obligation in accordance with GAAP;
“First Closing” means the conference to be held at 10:00 a.m., Atlanta, Georgia time on the First Closing Date at the offices of Greenberg Traurig, LLP, 3333 Piedmont Road, Suite 2500, Atlanta, Georgia 30305, or at such other time and place as may be designated by counsel to Buyer’s lenders or as the parties may mutually agree to in writing, at which time the transactions contemplated by this Agreement to occur on the First Closing Date shall be consummated;
“First Closing Cash Payment” means the sum of Fifty-Five Million Dollars ($55,000,000), adjusted pursuant to Section 2.5;
“First Closing Date” means (a) the date designated by Buyer upon at least five (5) days’ prior written notice to Seller that is no earlier than one (1) day and no later than ten (10) days after the last to occur of the date on which the FCC Consent has been granted; the conditions set forth in Article VII and Article VIII have been satisfied or waived (other than those conditions required to be satisfied at the First Closing) or (b) such other date as Buyer and Seller may agree upon in writing. The First Closing shall be deemed effective as of 12:01 a.m. on the First Closing Date;
“GAAP” means United States generally accepted accounting principles in effect on the First Closing Date, as consistently applied by Seller;
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision (including the FCC), or any self-regulated organization or other non-governmental regulatory authority or quasi-Governmental Authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction;

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“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority;
“Hazardous Materials” means any wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants, including without limitation, substances defined as “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws. “Hazardous Materials” includes but is not limited to polychlorinated biphenyls (PCB’s) asbestos, lead-based paints, infectious wastes, radioactive materials and wastes and petroleum and petroleum products (including, without limitation, crude oil or any fraction thereof);
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder;
“Indebtedness For Borrowed Money” means short term and long term indebtedness of Seller for borrowed money, including any Financing Leases and including the current portion of such short term and long term indebtedness and any interest accrued thereon;
“Intangible Property” means: (a) the Copyrights; (b) the Trademarks; (c) the Trade Secrets; (d) all of the rights of the Seller in and to the call letters of the Station; (e) all slogans, phrases or logos of the Station; (f) all domain names and websites associated with the Station; and (g) all goodwill associated therewith and with the Purchased Assets, including any of the foregoing listed on Schedule 4.8;
“Knowledge of Seller” or “to the Seller’s Knowledge” means the actual knowledge of Doug James, Bill Cooper, Skip Dillard or Deon Livingston;
“Law” means any United States (federal, state or local) or foreign law (including, without limitation, any Communications Laws), constitution, treaty statute, ordinance, regulation, rule, code, order, judgment, injunction, writ or decree;
“Lease Assignment” means the Assignment and Assumption of Leases in the form of Exhibit “H” attached hereto, by which the Seller shall assign to Buyer the Leases (other than the LMA Leases);
“Leases” means those leases, subleases or licenses of Real Property and Equipment related to the Stations, including those listed on Schedule 4.10 and the Real Property Leases;
“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, known or unknown, whether absolute or contingent, matured or unmatured, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, or due or to become due;
“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, lease (including any capitalized lease) or charge of any kind, whether

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voluntarily incurred or arising by operation of law or otherwise, affecting any of the Purchased Assets or the Stations, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement and the filing of or agreement to give any financing statement with respect to any of the Purchased Assets or the Station under the Uniform Commercial Code of the State of New York or comparable Law of any jurisdiction;
“LMA” means the Local Programming and Marketing Agreement of even date herewith between Emmis (as Programmer) and Seller (as Licensee);
“LMA Assignment” means an instrument in the form of Exhibit “I” attached hereto pursuant to which the LMA will be assigned from Seller to WBLS-WLIB Opco at the First Closing;
“LMA Assumed Liabilities” means the Assumed Liabilities to be assumed by Buyer on the LMA Commencement Date;
“LMA Assumed Liabilities Assumption Agreement” means the LMA Assumed Liabilities Assumption Agreement in the form of Exhibit “J” attached hereto;
“LMA Commencement Date” means the date upon which Emmis (as Programmer) begins to program the Stations pursuant to the LMA, which shall be no sooner than the date the HSR Clearance is received;
“LMA Contract” means those Assumed Contracts designated as such on Schedule 4.7(a) to be assigned by Seller to Emmis on the LMA Commencement Date pursuant to Section 2.11 hereof;
“LMA Contract Assignment” means the LMA Assignment and Assumption of Contracts in the form of Exhibit “K” attached hereto, by which Seller shall assign the LMA Contracts to Emmis and Emmis shall assume the LMA Assumed Liabilities of such Seller under the LMA Contracts;
“LMA Leases” means the Leases other than the Real Property Leases;
“LMA Lease Assignment” means the Assignment and Assumption of LMA Leases in the form of Exhibit “L” attached hereto, by which Seller shall assign the LMA Leases to Emmis on the LMA Commencement Date pursuant to Section 2.11;
“Material Adverse Effect” means any effect or change that would, individually or in the aggregate, be reasonably expected to have a material adverse effect on (a) or result in any loss of or material adverse modification to any of the material FCC Licenses, (b) the ability of Seller to perform its material obligations under this Agreement or the Ancillary Agreements, and (c) the business, properties, assets, financial condition, or results of operations of the Stations; provided, however, that any material adverse effect primarily attributable to (i) any event, state of facts or circumstances or development affecting radio programming services generally or the radio broadcast industry (including legislative or regulatory matters) (as long as Seller or the

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Stations are not disproportionately affected thereby), (ii) general economic conditions, including any downturn caused by terrorist activity (as long as Seller or the Stations are not disproportionately affected thereby), (iii) the announcement of this Agreement or the pendency of the transactions contemplated hereby, (iv) the taking of any action by Seller required by the terms hereof, (v) any failure to meet internal or published financial or rating projections estimates or forecasts of revenues, earnings, or other measures of financial or operating performances for any period (provided that the underlying causes of such failure (subject to the other provisions of this definition) shall not be excluded), (vi) changes in Law or GAAP or the interpretation thereof, (vii) Buyer’s programming of the Stations under the LMA, or (viii) the ratings or performance of any networks with which a Station is affiliated, in each case shall not constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred;
“Material Contract” means any Contract listed on Schedule 4.7;
“Material Lease” means any Real Property Lease or any Lease under which the annual rental payments exceed $25,000;
“Miscellaneous Assets” means all tangible and intangible assets used or useable in the operation of the Stations and not otherwise specifically referred to in this Agreement, including any warranties related to any of the Purchased Assets, excepting therefrom only the Excluded Assets;
“Permitted Liens” means the following Liens: (a) Liens existing on the First Closing Date to remain on the Purchased Assets after the First Closing as listed on Schedule 1.4; (b) Liens for Taxes not yet due; (c) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business of Seller consistent with past practices for amounts not yet due; (d) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business of Seller consistent with past practices in connection with worker’s compensation, unemployment insurance or other types of social security; (e) the rights of any lessor under the applicable Lease or any Lien granted by any lessor; (f) any subleases; (g) the rights of the grantor of any easement or any Lien granted by such grantor on such easement property; easements, right of way, restrictive covenants and other encumbrances, encroachments or other similar matters affecting title that do not materially adversely affect title to the property subject thereto or materially impair the continued use of the property in the ordinary course of the business of the Stations in substantially the same manner as currently used; (h) Liens that will be discharged prior to or simultaneously with Closing; (i) any state of facts an accurate survey would show, provided same does not render title unmarketable, diminish materially the value of the Real Property, or prevent the Real Property being utilized in substantially the same manner as currently used; and (j) Liens created by or through Buyer or any of its affiliates;
“Person” means any natural person, general or limited partnership, corporation, limited liability company or other entity;

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“Plan” means any plan, program or arrangement, whether or not written, that is or was (a) an “employee benefit plan” as such term is defined in Section 3(3) of ERISA and (i) which was or is established or maintained by Seller; (ii) to which Seller contributed or was obligated to contribute or to fund or provide benefits; or (iii) which provides or promises benefits to any person who performs or who has performed services for Seller and because of those services is or has been (A) a participant therein or (B) entitled to benefits thereunder; (b) an “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, including, without limitation, any such plan that satisfies, or is intended by Seller to satisfy, the requirements for tax qualification described in Section 401 of the Code; (c) a “multiemployer plan” as such term is defined in Section 3(37) of ERISA; or (d) an “employee welfare benefit plan” as such term is defined in Section 3(1) of ERISA;
“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning and ending after the First Closing Date;
“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or prior to the First Closing Date;
“Program Rights” means all rights of Seller presently existing or obtained prior to the LMA Commencement Date, in accordance with this Agreement, to broadcast radio programs or shows as part of the Stations’ programming and for which Seller is or will be obligated to compensate the vendor of such Program Rights, including all program barter agreements;
“Purchase Price” means the sum of One Hundred Thirty One Million Dollars ($131,000,000), adjusted pursuant to Section 2.5;
“Purchased Assets” means all assets used or useable in the operation of the Stations, other than the Excluded Assets, including but not limited to (a) the Assumed Contracts; (b)  the Customer Lists; (c) the Equipment; (d) the FCC Licenses; (e) the Intangible Property; (iii) the Leases; (f) the Miscellaneous Assets; (g) the Owned Real Property; (h) the Records; and (i) all similar assets of the Stations acquired by Seller between the date hereof and the Closing;
“Real Property” means the real property owned, leased, subleased or licensed by Seller and used in the operation of the Station, together with all right, title and interest of Seller in all buildings, towers, improvements, fixtures and structures thereon, more particularly described on Schedule 4.9(a);
“Records” means files and records, including schematics, technical information and engineering data, programming information, correspondence, books of account, employment records, customer files, purchase and sales records and correspondence, advertising records, files and literature, and FCC logs, files and records and other written materials of Seller relating to the Stations other than those that are Excluded Assets;

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“Retained Liabilities” means all the obligations and Liabilities of Seller whether now existing or previously or hereafter incurred other than the Assumed Liabilities, which Retained Liabilities shall include but not be limited to (a) the Accounts Payable; (b) all Taxes that result from or have accrued in connection with the operation of the Stations in the Pre-Closing Tax Period; (c) monetary Liabilities and obligations arising under Assumed Contracts and Leases transferred to Buyer in accordance with this Agreement to the extent such Liabilities and obligations arise during or relate to or have accrued in connection with any period prior to the First Closing Date or the LMA Commencement Date, as applicable, except to the extent any such Liabilities have been taken into account in adjusting the Purchase Price pursuant to Section 2.4; (d) all monetary Liabilities and obligations accruing with respect to the operation of the Stations prior to the Closing except to the extent any such Liabilities have been taken into account in adjusting the Purchase Price pursuant to Section 2.4; (e) non-monetary Liabilities and obligations arising under Assumed Contracts and Leases transferred to Buyer in accordance with this Agreement to the extent such Liabilities and obligations relate to a breach or default under any such Assumed Contract or Lease prior to the First Closing Date or the LMA Commencement Date, as applicable; (f) all Liabilities related to the Stations’ Employee Benefit Plans; and (g) all Liabilities and obligations of Seller under this Agreement and any other agreement entered into in connection herewith or with respect to any Excluded Asset;
“Schedules” means those schedules referenced to in this Agreement which have been bound in that separate volume executed by or on behalf of the parties, and delivered concurrently with the execution of this Agreement, which schedules and volume are hereby incorporated herein and made a part hereof;
“Second Closing” means the conference to be held at 10:00 a.m., Atlanta, Georgia time on the Second Closing Date at the offices of Greenberg Traurig, LLP, 3333 Piedmont Road, Suite 2500, Atlanta, Georgia 30305, or at such other time and place as the parties may mutually agree to in writing, at which time transactions contemplated by this Agreement to occur on the Second Closing Date shall be consummated;
“Second Closing Cash Payment” means the sum of Seventy-Six Million Dollars ($76,000,000);
“Second Closing Date” shall mean February 15, 2015;
“Seller’s Closing Certificate” means the certificate of Seller in the form of Exhibit “M” attached hereto;
“Seller’s Performance Certificate” means the certificate of Seller in the form of Exhibit “N” attached hereto;
“Special Warranty Deed” means a special warranty deed in a form acceptable to the title company issuing the Title Commitment, pursuant to which the Owned Real Property will be conveyed to Buyer;

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“Station Employee” means an employee of either of the Stations as of the LMA Commencement Date;
“Station Employee Benefit Plans” means any Plan or Benefit Arrangement in which any current, former or retired employee of either of the Stations participates;
“Tax” or “Taxes” means all federal, state local or foreign income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property transfer, use, payroll, intangible or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding) imposed by a Governmental Authority, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto;
“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes;
“Trade Secrets” means all proprietary information of Seller relating to the Stations that is not generally known and is used in the operation of the Stations, as to which reasonable efforts have been made to prevent unauthorized disclosure, and which provides a competitive advantage to those who know or use it, including those listed on Schedule 4.8;
“Trademark Assignment” means an instrument, in the form of Exhibit “O” attached hereto, by which the appropriate Seller shall convey to Buyer the Trademarks;
“Trademarks” means all of those names, trademarks, service marks, jingles, slogans, logos, trademark and service mark registrations and trademark and service mark applications owned, used, held for use, licensed by or leased by Seller relating to the Stations, including those listed on Schedule 4.8;
“Tradeout Agreement” means any Contract, pursuant to which Seller has sold or traded commercial air time or commercial production services of the Station in consideration for any property or services in lieu of or in addition to Cash, excluding program barter agreements;
“Transfer Taxes” means all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees;
“Transferred Employee” means a Station Employee who becomes an employee of Buyer as contemplated by Section 11.2;
“Union Employees” means all Station Employees the terms of whose employment are governed by a Bargaining Agreement;
“WBLS-WLIB Licensee” means an Indiana limited liability company and a wholly-owned subsidiary of WBLS-WLIB Opco to be formed prior to the First Closing;

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“WBLS-WLIB Membership Interest” means a 49.9% membership interest in WBLS-WLIB Opco to be issued to YMF OpCo at the First Closing and having the rights and obligations described in the WBLS-WLIB Operating Agreement;
“WBLS-WLIB Opco” means an Indiana limited liability company and a wholly-owned subsidiary of Emmis to be formed prior to the First Closing;
“WBLS-WLIB Operating Agreement” means the limited liability company agreement of WBLS-WLIB Opco in the form attached hereto as Exhibit “P”;
“WRKS APA” means that certain Asset Purchase Agreement by and among Emmis, Emmis Radio License Corporation of New York and YMF Media LLC dated as of April 5, 2012; and
“WRKS APA Amendment” means an amendment to the WRKS APA, among other things, (i) whereby YMF Media LLC assigns the Purchased Assets (as defined in the WRKS APA) to Buyer for no additional consideration with representations and warranties that are consistent with those in the WRKS APA; (ii) to modify the parties’ covenants thereto to accommodate this Agreement, including, without limitation, by eliminating the earn-out termination upon Buyer’s acquisition of the Station (Section 1.4(h) thereof) and eliminating the prohibition on YMF Media LLC selling the Station without Buyer assuming YMF Media LLC’s obligations thereunder (Sections 1.4(i) and 4.10 thereof); (iii) to specify that YMF Media LLC shall continue to pay Buyer the Earn-out Amounts (as defined in the WRKS APA as amended by subparagraph (iv) below) notwithstanding the entry into and consummation of the transactions set forth in this Agreement; and (iv) fixing the amount of Earn-out Amounts at $500,000 per quarter from the date hereof.
Section 1.2.    Construction. Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders. Except as specifically set forth herein, all Section and Article references are to Sections and Articles of this Agreement.
Section 1.3.    Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

“Accountants”	Section 2.4(f)
“Adjustment Amount”	Section 2.4(e)
“Adjustment List”	Section 2.4(e)
“Audit”	Section 2.12
“Buyer”	Preamble
“Buyer Indemnified Parties”	Section 10.1

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Buyer’s 401(k) Plan	Section 11.2(c)
“Cap”	Section 10.4(a)
“Claims”	Section 10.1
“Collection Period”	Section 2.10(a)
“Confidentiality Agreement	Section 12.9
“Damaged Assets”	Section 11.1
“Deductible”	Section 10.4
“Disputed Amount”	Section 2.4(f)
“DOJ”	Section 3.2
“FCC”	Recitals
“FIRPTA Certificate”	Section 7.15
“FTC”	Section 3.2
“Fundamental Reps”	Section 10.4(a)
“Guarantor”	Preamble
“HSR Clearance”	Section 3.2
“Indemnified Party”	Section 10.3(a)
“Indemnifying Party”	Section 10.3(a)
“Non-Union Transferred Employees”	Section 11.2(a)
“Outside Date”	Section 12.1
“Owned Real Property”	Section 4.9(a)
“Real Property Lease”	Section 4.9(d)
“Remitted Payment”	Section 2.10(b)
“Remitted Payments”	Section 2.10(b)
“Sale”	Section 6.11
“SEC”	Section 2.12

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“Seller”	Preamble
“Seller Indemnified Parties”	Section 10.2
“Seller’s 401(k) Plan”	Section 11.2(c)
“Specified Payments	Section 2.10(a)
“Stations”	Recitals
“Surveys”	Section 6.12
“Threshold Costs”	Section 11.1
“Title Commitments”	Section 6.12
“WARN Act”	Section 11.5

ARTICLE II
PURCHASE AND SALE
Section 2.1.    Purchase and Sale.
(a)    At the First Closing on the First Closing Date, and upon all of the terms and subject to all of the conditions of this Agreement, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase the Purchased Assets (other than those Purchased Assets transferred to Buyer pursuant to the LMA Contract Assignment and LMA Lease Assignment), including all of Seller’s legal and equitable interests therein, free and clear of any and all Liens other than Permitted Liens. Notwithstanding any provision of this Agreement to the contrary, Seller shall not transfer, convey or assign to Buyer, but shall retain, all of its right, title and interest in and to the Excluded Assets;
(b)    Immediately upon the First Closing Buyer shall contribute all of the Purchased Assets to WBLS-WLIB Opco and/or WBLS-WLIB Licensee;
(c)    At the Second Closing on the Second Closing Date, and upon all of the terms and subject to all of the conditions of this Agreement, YMF OpCo shall sell, assign, convey, transfer and deliver to Emmis or its designee the WBLS-WLIB Membership Interest free and clear of any and all Liens other than Permitted Liens and Emmis or such designee shall purchase the WBLS-WLIB Membership Interest.
Section 2.2.    Payment on Closing.
(a)    At the First Closing on the First Closing Date:
(i)    Buyer shall pay to Seller, by wire transfer in immediately available funds, the First Closing Payment;

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(ii)    Buyer shall cause WBLS-WLIB Opco to issue to YMF OpCo the WBLS-WLIB Membership Interest; and
(iii)    Buyer shall assume the Assumed Liabilities (other than the LMA Assumed Liabilities) pursuant to the Assumption Agreement.
(b)    At the Second Closing on the Second Closing Date:
(i)    Buyer shall pay to Seller, by wire transfer in immediately available funds, the Second Closing Cash Payment;
(ii)    YMF OpCo shall assign to Emmis or its designee the WBLS-WLIB Membership Interest; and
(iii)    All LMA Payments and WRKS Earn-out Amounts which would otherwise be payable after the Second Closing shall be accelerated and paid at the Second Closing, and to the extent applicable, netted against all payment of the other party (or their respective Affiliates) under this Section 2.2(b).
Section 2.3.    First Closing Date Deliveries. At the First Closing on the First Closing Date:
(a)    Seller shall deliver, or cause to be delivered to Buyer, properly executed and dated as of the First Closing Date: (i) the Assumption Agreement; (ii) the Bill of Sale and Assignment; (iii) the Contract Assignment; (iv) the FCC Licenses Assignment; (v) the Lease Assignment; (vi) Seller’s Closing Certificate; (vii) Seller’s Performance Certificate; (viii) the Special Warranty Deed; (ix) the Trademark Assignment; (x) a certificate of existence or good standing from the Secretary of State of Seller’s state of formation; (xi) titles for any motor vehicles included in the Purchased Assets; (xii) affidavits or indemnities in customary form that are necessary or appropriate to obtain title insurance based on the Title Commitments; (xiii) domain name assignments for all domain names included in the Purchased Assets; (xiv) the Estoppel Certificates; (xv) the WRKS APA Amendment; (xvi) the WBLS-WLIB Operating Agreement; (xvii) the LMA Assignment; (xviii) such other documents as provided in Article VII hereof or as Buyer shall reasonably request; and (xix) the FIRPTA Certificate; and
(b)    In addition to the payments or actions described in Section 2.2(a), Buyer shall deliver, or cause to be delivered to Seller, properly executed and dated as of the First Closing Date: (i) the Assumption Agreement; (ii) the Bill of Sale and Assignment; (iii) Buyer’s Closing Certificate; (iv) Buyer’s Performance Certificate; (v) the Contract Assignment; (vi) the FCC Licenses Assignment; (vii) the Lease Assignment; (viii) the Trademark Assignment; (ix) a certificate of existence or good standing from the Secretary of State of Buyer’s state of formation; (x) the WRKS APA Amendment; (xi) the WBLS-WLIB Operating Agreement; (xii) certificates evidencing the WBLS-WLIB Membership Interest; and (xiii) such other documents as provided in Article VIII hereof or as Seller shall reasonably request.

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Section 2.4.    Second Closing Date Deliveries. At the Second Closing on the Second Closing Date:
(a)    Seller shall deliver, or cause to be delivered to Buyer properly executed and dated as of the First Closing Date: (i) the original certificate evidencing the WBLS-WLIB Membership Interest duly endorsed to the designee of Buyer (or accompanied by a separate power endorsed in blank), (ii) an instrument of conveyance in customary form reasonably acceptable to the parties, and (iii) such other documents as provided in Article IX hereof or as Buyer shall reasonably request; and
(b)    Buyer shall deliver (i) the Second Closing Cash Payment and (ii) such other documents as provided in Article IX hereof or as Seller shall reasonably request.
Section 2.5.    Adjustments to Purchase Price. Except as set forth in the LMA, the following in this Section 2.5 will apply to prorations and adjustments.
(a)    All prepaid revenue, prepaid expenses, accrued income and accrued expenses of the Stations as 12:01 a.m. on the LMA Commencement Date shall, except as otherwise expressly provided herein, be adjusted and allocated between Seller and Buyer to reflect the principle that all revenue, income and expenses arising from the operation of the Station or relating to the Purchased Assets prior to the LMA Commencement Date shall be for the account of Seller and all revenue, income and expenses arising from the operation of the Stations or relating to the Purchased Assets from and after the LMA Commencement Date shall be for the account of Buyer.
(b)    Any and all rebates that, under any agreements in effect on the LMA Commencement Date, may be payable after such date to any advertiser or other user of the Station’s facilities, based in part on business, advertising or services prior to the LMA Commencement Date, shall be borne by Seller and Buyer ratably in proportion to revenues received or volume of business done by each during the applicable period. Any and all agency commissions which are subject to adjustment after the LMA Commencement Date based on revenue, volume of business done or services rendered in part before the LMA Commencement Date and in part on or after the LMA Commencement Date shall be borne by Seller and Buyer ratably in proportion to the revenue, volume of business done or services rendered, as the case may be, by each during the applicable period.
(c)    Buyer shall receive a credit against the Purchase Price to the extent any Liabilities of the Stations as set forth on the books of the Stations in accordance with GAAP, under Tradeout Agreements on the LMA Commencement Date exceed the value, as set forth on the books of the Stations in accordance with GAAP, of any assets from Tradeout Agreements as of the date received by more than $50,000; and Seller shall not receive a credit in the event Liabilities of the Station as set forth on the books of the Stations in accordance with GAAP under Tradeout Agreements on the LMA Commencement Date are less than the value, as set forth on the books of the Stations in accordance with GAAP, of any assets from Tradeout Agreements as of the date received.

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(d)    To the extent not inconsistent with the express provisions of this Agreement, the allocations made pursuant to this Section 2.4 shall be made in accordance with GAAP.
(e)    Net settlement of the adjustments contemplated under this Section 2.5 shall be made at the First Closing. Buyer shall prepare and deliver to Seller within sixty (60) days following the LMA Commencement Date, or such earlier or later date as shall be mutually agreed to by Seller and Buyer, an itemized list (the “Adjustment List”) of all sums that are an increase or decrease to the Purchase Price, with a brief explanation thereof. Such list shall show the net amount of the increase or decrease to the Purchase Price (the “Adjustment Amount”). If the Adjustment Amount is a decrease to the Purchase Price, Seller shall pay such amount to Buyer; if the Adjustment Amount is an increase to the Purchase Price, Buyer shall pay such amount to Seller. Except as provided otherwise in Section 2.4(f), payment of the Adjustment Amount shall be made at the First Closing.
(f)    Not later than ten (10) business days following the delivery of the Adjustment List, Seller may furnish Buyer with written notification of any dispute concerning any items shown thereon or omitted therefrom together with a detailed explanation in support of Seller’s position in respect thereof. Buyer and Seller shall consult to resolve any such dispute for a period of ten (10) business days following the notification thereof. In the event of any such dispute, that portion of the Adjustment Amount that is not in dispute shall be paid to the party entitled to receive the same on the day for payment provided in Section 2.4(e). If such ten (10) business day consultation period expires and the dispute has not been resolved, the matter shall be referred to an independent public accounting firm mutually agreed upon by Seller and Buyer (the “Accountants”), which shall resolve the dispute and shall render its decision (together with a brief explanation of the basis therefore) to Buyer and Seller not later than twenty (20) business days following submission of the dispute to it; provided, however, if Buyer and Seller are unable to mutually agree upon an independent public accounting firm, then Buyer and Seller shall each choose an independent public accounting firm and those firms shall appoint a third independent public accounting firm to act as the Accountants. The disputed portion of the Adjustment Amount (the “Disputed Amount”) shall be paid by the party required to pay the same within five (5) business days after the delivery of a copy of such decision to Seller and Buyer. The fees and expenses of the Accountants shall be shared equally by Seller and Buyer.
(g)    The Adjustment List (to the extent not disputed within the specified period by Seller), any mutually agreed written settlement of any such dispute concerning the Adjustment List and any determination of the Disputed Amount by the Accountants shall be final, conclusive and binding on the parties hereto absent manifest error.
Section 2.6.    Non-Assumption of Liabilities. Buyer does not and shall not assume or become obligated to pay any debt, obligation or Liability of any kind or nature of Seller or the Stations, whether or not incurred or accrued in connection with the operation of the Stations, except the Assumed Liabilities.

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Section 2.7.    Transfer Taxes. All Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement shall be paid one-half by Buyer and one-half by Seller. Seller and Buyer shall cooperate in the preparation, execution and filing of all Transfer Tax Returns and shall cooperate to seek and to secure any available exemptions from such Transfer Taxes.
Section 2.8.    Risk of Loss. Subject to Section 11.1 hereof, the risk of all Events of Loss prior to the First Closing shall be upon Seller and the risk of all Events of Loss at or subsequent to the First Closing shall be upon Buyer.
Section 2.9.    Allocation of Purchase Price. All amounts constituting consideration within the meaning of and for the purposes of Section 1060 of the Code shall be allocated among the Purchased Assets and any other rights acquired by Buyer hereunder, as applicable, in the manner required by Section 1060 of the Code. Within sixty (60) days following the First Closing Date, Buyer shall deliver to Seller a proposed allocation prepared in accordance with the foregoing, which allocation shall be based on the results of an appraisal of the Purchased Assets conducted, at Buyer’s sole expense, by BIA/Kelsey. Thereafter, to the extent that Seller disagrees with Buyer’s proposed allocation, Buyer and Seller shall negotiate in good faith regarding the allocation of the Purchase Price in accordance with the requirements of Section 1060 of the Code and the Treasury Regulations promulgated thereunder. If the parties reach agreement with respect to such allocation, then each party agrees to complete and timely file IRS Form 8594 (or any successor form), to file all income Tax Returns in accordance with such allocation, and to take no action inconsistent with such allocation. If the parties are unable to reach agreement with respect to such allocation, then the parties shall have no further obligation under this Section 2.8 and each party shall make its own determination of such allocation. Notwithstanding the foregoing, Buyer and Seller agree to allocate Two Million Dollars ($2,000,000) of the Purchase Price to the Owned Real Property.
Section 2.10.    Access of Seller. After Closing, Seller and its authorized agents, officers and representatives, upon prior written request, shall have access to the appropriate records of Buyer to conduct such examination and investigation as Seller deems necessary to assure compliance with this Article 2, and to permit Seller to comply with its Tax reporting compliance requirements, provided that such examination and investigation shall be during the Stations’ normal business hours, shall not unreasonably interfere with the Stations’ operations and activities and shall not constitute Seller’s exercising control over the Stations under FCC rules, regulations or guidelines.
Section 2.11.    Accounts Receivable.
(a)    Seller shall deliver to Buyer, promptly after the commencement of the Collection Period, a statement of the Accounts Receivable. Buyer shall use commercially reasonable efforts to collect the Accounts Receivable during the period (the “Collection Period”) beginning on the LMA Commencement Date and ending on the 120th day thereafter in the ordinary course of business; provided, however, that Buyer shall be under no obligation to commence or not to commence litigation or legal action to effect collection. Any payment received by Buyer during the Collection Period from a customer of the Stations that was or is also a customer of Seller or

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that is obligated with respect to any Accounts Receivable shall be deposited by Buyer in an account designated by Seller on the date of receipt thereof (each such payment, a “Specified Payment” and, collectively, the “Specified Payments”). Any payments that are made directly to Seller during the Collection Period relating to the Accounts Receivable shall be retained by Seller. Buyer and its Affiliates shall not discount, adjust or otherwise compromise any Accounts Receivable and Buyer shall promptly refer any disputed Accounts Receivable to Seller.
(b)    Each Specified Payment received by Seller pursuant to Section 2.10(a) that is not specifically designated in writing as payment of a particular invoice or invoices shall be presumptively applied by Seller to the Accounts Receivable for such customer outstanding for the longest amount of time, and the portion of each such Specified Payment, if any, that is attributable to accounts receivable that are not Accounts Receivable (each such portion a “Remitted Payment” and, collectively, the “Remitted Payments”) shall be remitted by Seller to Buyer; provided, however, that if, after the LMA Commencement Date, Seller or Buyer received or receives a written notice of dispute from a customer with respect to an Account Receivable that has not been resolved, Seller shall apply any payments from such customer to such customer’s oldest, non-disputed accounts receivable, whether or not an Accounts Receivable.
(c)    Following the expiration of the Collection Period, neither Buyer nor Seller shall have any further obligations under this Section 2.10, except that Buyer shall immediately pay over to Seller any amounts subsequently paid to it with respect to any Accounts Receivable. Following the Collection Period, Seller may pursue collections of all the Accounts Receivable, and Buyer shall deliver to Seller all files, records, notes and any other materials relating to the Accounts Receivable and shall otherwise cooperate with Seller for the purpose of collecting any outstanding Accounts Receivable.
(d)    If Seller or Buyer fails to timely remit any amounts collected pursuant to this Section 2.11, such amount shall bear simple interest at the prime rate (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) as in effect from time to time from the date any such amount was due until the date of actual payment.
Section 2.12.    Local Programming and Marketing Agreement. Simultaneously herewith, Emmis and Seller are entering into the LMA, pursuant to which, among other things, and subject to the terms and conditions of the LMA, Emmis will provide programming for, and be entitled to receive the revenues from the sale of advertising time on, the Stations from and after the LMA Commencement Date. Upon the LMA Commencement Date and subject to Section 6.5 (Consents), Buyer will assume the LMA Contracts and the LMA Leases, employ the Station Employees (other than the LMA Employees, to whom Buyer will offer employment as of the First Closing Date), and begin to collect the Accounts Receivable, all as further set forth herein. Upon the LMA Commencement Date, Buyer and Seller shall execute and deliver the LMA Contract Assignment, the LMA Lease Assignment, and Buyer shall assume the LMA Assumed Liabilities pursuant to the LMA Assumed Liabilities Assumption Agreement.
Section 2.13.    Audit. Seller recognizes that Buyer is a wholly-owned subsidiary of a publicly traded company and agrees that Buyer shall be entitled at Buyer’s expense to cause

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audited and unaudited financial statements of the Stations to be prepared for such periods and filed with the Securities and Exchange Commission (“SEC”), and, at Buyer’s discretion, included in a prospectus or other document distributed to prospective investors, as required by laws and regulations applicable to Buyer’s parent as a publicly traded company or any other affiliate of Buyer that is or becomes a registrant (the “Audit”). Seller agrees to provide any and all accounting records in respect of the Stations, customary management representations with respect to such accounting records and the Audit, access to its accountants and auditors, and any consents required by Buyer and Buyer’s auditors to complete the Audit and for the Audit to be filed with any applicable governmental or regulatory authority, including the SEC. The Audit will be conducted, at Buyer’s election, by Grant Thornton LLP or Ernst & Young LLP at Buyer’s expense, but Seller’s costs incurred in connection with the foregoing in this paragraph will be at Seller’s expense.
ARTICLE III
GOVERNMENTAL APPROVALS AND CONTROL OF STATIONS
Section 3.1.    FCC Consent.
(a)    It is specifically understood and agreed by Buyer and Seller that the First Closing shall be in all respects subject to, and conditioned upon, the receipt of prior FCC Consent. Buyer and Seller shall prepare and file with the FCC as soon as practicable but in no event later than ten (10) Business Days after the execution of this Agreement, all requisite applications and other necessary instruments and documents to request the FCC Consent. After the aforesaid applications, instruments and documents have been filed with the FCC, Buyer and Seller shall prosecute such applications with all reasonable diligence and take all steps reasonably necessary to obtain the requisite FCC Consent. No party hereto shall take any action that such party knows or should know would adversely affect obtaining the FCC Consent, or adversely affect the FCC Consent becoming a Final Order. Seller shall promptly enter into customary tolling, assignment, escrow, and assumption or similar arrangements if necessary and requested by the FCC to resolve any complaints with the FCC relating to any of the FCC Licenses. If the First Closing shall not have occurred for any reason within the original effective period of the FCC Consent and neither party shall have terminated this Agreement under Article XI, Buyer and Seller shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the right of either party to exercise its termination rights under Article XI. Buyer and Seller shall each pay one-half (1/2) of all FCC filing fees relating to the transactions contemplated hereby irrespective of whether the transactions contemplated by this Agreement are consummated.
(b)    The FCC Licenses expire on the dates set forth on Schedule 4.15. Seller has timely filed the FCC renewal applications with respect to the Stations and will diligently prosecute such applications. The parties acknowledge that under current FCC policy, either the FCC will not grant an assignment application while a renewal application is pending, or the FCC will grant an assignment application with a renewal condition. If the applications requesting the FCC Consent are granted subject to a renewal condition, then the term FCC Consent shall mean the FCC’s consent to the assignment of the FCC Licenses from Seller to Buyer and satisfaction of such renewal condition by Seller.

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(c)    If the First Closing occurs prior to the FCC Consent becoming a Final Order, and prior to becoming a Final Order the FCC Consent is reversed or otherwise set aside, and there is a final order of the FCC (or court of competent jurisdiction) requiring the assignment of the FCC Licenses to Seller or to another party, then the purchase and sale of the Purchased Assets shall be rescinded. In such event, Buyer shall convey to Seller or such other party, as applicable, the Purchased Assets, and Seller shall repay to Buyer the Purchase Price and reassume the Assumed Liabilities. Any such rescission shall be consummated on a mutually agreeable date within thirty (30) days of such final order (or, if earlier, within the time required by such order). In connection therewith, Buyer and Seller shall each execute such documents (including execution by Buyer of instruments of conveyance of the Purchased Assets and execution by Seller of instruments of assumption of the Assumed Liabilities) and make such payments (including repayment by Seller to Buyer of the Purchase Price) as are necessary to give effect to such rescission.
Section 3.2.    HSR Filing. On the earlier of February 13, 2014 and the date three (3) Business Days after the date hereof], Buyer and Seller shall make all required filings with the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) pursuant to the HSR Act, with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation and otherwise use their reasonable best efforts to obtain the HSR Clearance as soon as possible. Expiration or termination of any applicable waiting period under the HSR Act is referred to herein as the “HSR Clearance”. Any filing fees payable under the HSR Act relating to the transactions contemplated hereby and any costs of experts jointly engaged by Buyer and Seller to assist in obtaining the HSR Clearance shall be borne one-half (1/2) by each the Buyer and Seller.
Section 3.3.    Control Prior to First Closing. Between the date hereof and the First Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the operation of the Stations. Such operation, including complete control and supervision of all programs, employees and policies, shall be the sole responsibility of Seller. Neither title nor right to possession of the Purchased Assets shall pass to Buyer until the First Closing, but Buyer shall, however, be entitled to reasonable inspection of the Stations and the Purchased Assets (upon reasonable prior notice) during normal business hours with the purpose that an uninterrupted and efficient transfer of the assets and business of the Stations may be accomplished. After the First Closing, Seller shall have no right to control the Stations, and Seller shall have no reversionary rights in the Stations. Nothing in this Section 3.3 shall prohibit Emmis from exercising its rights and performing its obligations under the LMA.
Section 3.4.    Other Governmental Approvals. Promptly following the execution of this Agreement, Buyer and Seller shall proceed to prepare and file with the appropriate Governmental Authorities any other requests for approvals or waivers, if any, that are required from other Governmental Authorities in connection with the First Closing, and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approvals or waivers and all proceedings necessary to secure such approvals and

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waivers. Buyer and Seller shall each pay one-half (1/2) of all fees required to be paid in connection with the approvals and waivers under this Section 3.4 which relate to the transactions contemplated hereby, irrespective of whether the transactions contemplated by this Agreement are consummated.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer as follows:
Section 4.1.    Organization. Each of YMF OpCo and YMF License Co. is a limited liability company duly formed, validly existing and in good standing under the law of the State of Delaware and is qualified to do business as a foreign limited liability company in each jurisdiction, if any, where the failure to be so qualified and in good standing would have a Material Adverse Effect. Seller has the power and authority to own, lease, and operate the Purchased Assets and to conduct the business of the Stations as it is now being conducted and to sell the Purchased Assets pursuant to this Agreement.
Section 4.2.    Authorization; Enforceability. The execution, delivery and performance of this Agreement (assuming due authorization, execution and delivery by Buyer) and the Ancillary Agreements (to which Seller will be a party) are within the limited liability company power of Seller and have been duly authorized by all necessary limited liability company action by Seller. This Agreement is, and each other Ancillary Agreement (to which any Seller is or will be a party) will be, when executed and delivered by Seller, the valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar Laws at the time in effect affecting the enforceability or rights of creditors generally and by general equitable principles, which may limit the right to obtain equitable remedies.
Section 4.3.    Absence of Conflicting Agreements. Except as set forth on Schedule 4.3, neither the execution, delivery or performance of this Agreement in accordance with its terms by Seller nor the consummation of the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time or both, or otherwise:
(a)    conflict with, result in a breach of, or constitute a default under, (i) the Organizational Documents of Seller, or (ii) any material Law or Governmental Order applicable to Seller;
(b)    result in the creation of any Lien upon any of the Purchased Assets, except for Permitted Liens;
(c)    assuming that the required consents disclosed on Schedule 4.3 are obtained, conflict with, result in a termination, amendment or modification of, or cause any acceleration of any obligation of Seller under any Material Contract or Material Lease; or

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(d)    require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any Governmental Authority other than the FCC Consent and compliance with any applicable requirements of the HSR Act, except where the failure to obtain such consent, waiver, approval, permit, license, clearance or authorization or declaration or filing, would not reasonably be expected to have a Material Adverse Effect.
Section 4.4.    Purchased Assets. The Purchased Assets include all of the material assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are used in the conduct of the business of owning and operating the Stations in the manner in which that business has been and is now conducted with the exception of the Excluded Assets.
Section 4.5.    Title to Purchased Assets; Liens and Encumbrances. Except as set forth on Schedule 4.5 and, except as to Real Property which is addressed in Section 4.9, Seller owns good and marketable title to or has valid license or leasehold interests in all of the Purchased Assets free and clear of any and all Liens except for Permitted Liens.
Section 4.6.    Equipment. Except as set forth on Schedule 4.6:
(a)    Each material item of Equipment is in normal operating condition, ordinary wear and tear excepted, and to Seller’s Knowledge, is free from material defect or damage, is functioning in the manner and for the purposes for which it was intended, and is suitable for the uses to which the Equipment is being used by Seller and those material items of Equipment constituting transmitting and studio equipment have been maintained in accordance with normal industry practice.
(b)    The list of Equipment on Schedule 4.6 is a true and correct list of all items of tangible personal property having book value in excess of $5,000 used in the operation of the Station in the manner in which they have been and are now operated other than tangible personal property which is an Excluded Asset.
Section 4.7.    The Contracts.
(a)    Schedule 4.7(a) lists each of the following Contracts to which Seller is a party related to the Stations as of the date hereof (other than Contracts which are Excluded Assets):
(i)    any Contract for the sale of broadcast time for advertising or other purposes for cash that was not made in the ordinary course of business consistent with past practices;
(ii)    any Contract relating to Program Rights, other than any such Contract that involves payment of less than $50,000 in any twelve (12) month period or less than $150,000 in total payments;
(iii)    any Contract involving the purchase or sale of Real Property;

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(iv)    any Contract involving construction, architecture, engineering or other agreements relating to uncompleted construction projects with respect to the Stations, involving payments in excess of $25,000;
(v)    any mortgage, pledge or security agreement, deed of trust or other instrument granting a Lien (other than Permitted Liens) upon any Purchased Asset other than those that will be paid off in full at Closing;
(vi)    any Contract involving a partnership, joint venture or similar agreement with another party;
(vii)    any Contract involving compensation to any employee, independent contractor, or consultant;
(viii)    any Contract involving any labor agreement or collective bargaining agreement of Seller in excess of $100,000 per year (provided, however, that for purposes of this Section 4.7(a)(viii), the term “Contract” shall not include unwritten at will Contracts or unwritten contracts that can be terminated upon thirty (30) days notice without penalty or additional payment);
(ix)    any Contract that contains a covenant restricting the ability of Seller to compete in any business or with any Person or in any geographic area;
(x)    any Contract with any Affiliate of Seller;
(xi)    any Contract that is a local marketing agreement, shared services agreement, joint sales agreement or similar agreement;
(xii)    any Contract with a Governmental Authority (other than ordinary course Contracts with Governmental Authorities as a customer) which imposes any material obligation or restriction on Seller or the Stations;
(xiii)    any Contract pursuant to which any Indebtedness for Borrowed Money of Seller is outstanding or may be incurred or pursuant to which Seller has guaranteed any Indebtedness for Borrowed Money of any other Person (other than a member of Seller and excluding trade payables arising in the ordinary course of business); and
(xiv)    all other Contracts that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to Seller of more than $50,000 annually or $500,000 in the aggregate, or (B) cannot be terminated within sixty (60) days after giving notice of termination without resulting in any cost or penalty to Seller.
(b)    Seller has performed, or is in compliance with, in all material respect each material term, covenant and condition of each of the Material Contracts, and, to Seller’s Knowledge, no material default or any event which with the passing of time or giving of notice would constitute a material default on the part of Seller, and to the Knowledge of Seller, any other party thereto exists under any of the Material Contracts;

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(c)    each of the Material Contracts is in full force and effect, unimpaired by any acts or omissions of Seller, and constitutes the legal and binding obligation of, and is legally enforceable against Seller, and to the Knowledge of Seller, against each other party thereto in accordance with its terms;
(d)    Except as set forth on Schedule 4.7(a), Seller has furnished to Buyer true and complete copies of all Material Contracts, including all amendments, modifications and supplements thereto.
Section 4.8.    Intangible Property. Except as set forth on Schedule 4.8:
(a)    there are no Actions instituted, pending or, to the Knowledge of Seller, threatened by any third party pertaining to or challenging Seller’s right to use any of the Intangible Property;
(b)    To the Knowledge of Seller, Seller is not infringing upon or otherwise acting adversely to any trademark, trade name, patent or copyright owned by a third party, except to the extent that any infringement or conflict could not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect;
(c)    there are no royalty agreements between Seller and any third party relating to any of the Intangible Property;
(d)    the Intangible Property constitutes all of the material intangible and intellectual property interests, including rights in the call letters used in the operation of the Stations, and other intellectual property necessary for or used in the operation of the Stations (other than Copyrights and Trademarks with respect to Program Rights); and
(e)    all owned and registered Copyrights, Trademarks and domain names used in connection with the operations of the Station are listed on Schedule 4.8.
Section 4.9.    Real Property.
(a)    Seller or its Affiliate has valid fee simple title to the owned Real Property identified on Schedule 4.9(a)(i), which constitutes each parcel of Real Property which is owned by Seller or its Affiliate (such Real Property, together with all buildings, structures, fixtures and other improvements thereon being referred to herein as the “Owned Real Property”), in each case free and clear of all Liens other than Permitted Liens. Schedule 4.9(a)(ii) includes a list of each Real Property Lease in effect as of the date of this Agreement. Seller has a valid leasehold interest in, or a valid license to occupy, the Real Property conveyed by the Real Property Leases as of the date of this Agreement. The Real Property includes sufficient access to the Stations’ facilities. Except as set forth on Schedule 4.9(a)(iii), Seller (i) has not received notice of any material violation of material Law affecting the Owned Real Property or Real Property Leases or Seller’s use thereof, (ii) is not in material default under any Real Property Lease, (iii) within the past two (2) years, has not received notice of material default under or termination of any Real Property Lease, or (iv) has no Knowledge of any current material default, or any fact that would, with the giving of notice or the passage of time, constitute a material default, by any other party under

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any Real Property Lease. Seller has made available to Buyer true and correct copies of the Real Property Leases, together with all amendments thereto.
(b)    Within the past two (2) years, Seller has not received written notice of any existing plan or study by any Governmental Authority or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Owned Real Property or Real Property Leases, and Seller has no Knowledge of any such plan or study with respect to which it has not received written notice. Except as set forth in the Real Property Leases, to the Knowledge of Seller, there is no Person in possession of any Owned Real Property other than Seller. Except as identified in Disclosure Schedule 4.9(b), no Person has any right to acquire the interests in any of the Owned Real Property.
(c)    Except as disclosed on Schedule 4.9(c) and Schedule 4.6, with respect to the Owned Real Property, all material improvements, installations, equipment and facilities utilized in connection with the business of each applicable Station, including material studios, towers and transmission equipment, are (i) located entirely on the Owned Real Property, (ii) maintained on the Owned Real Property in compliance in all material respects with all applicable material Laws, and (iii) in normal operating condition and repair in all material respects for the uses for which they are currently employed (normal wear and tear excepted).
(d)    Schedule 4.9(c) includes a list of each lease, sublease, license or similar agreement (including any and all assignments, amendments, and other modifications of such leases, subleases, licenses and other occupancy agreements) pertaining to the use or occupancy of the Real Property in which Seller has an interest as a tenant, licensee, subtenant or sub-licensee (such leases, subleases, licenses or similar agreements with current monthly payments in excess of $1,000, “Real Property Leases”).
(e)    Except as disclosed on Schedule 4.9(e), the Owned Real Property is in material compliance with all applicable material building, zoning, subdivision, aviation, health and safety and other land use Laws, including The Americans with Disabilities Act of 1990, as amended, except where the failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect.
(f)    Except as disclosed on Schedule 4.9(f), i) each parcel of Owned Real Property has access (e.g. ingress and egress) to a public street adjoining such parcel of Owned Real Property, or has ingress and egress to a public street via Real Property Leases or easements, and ii) such access is not dependent on any land or other real property interest which is not included in the Real Property.
(g)    To the Knowledge of Seller, the current use and occupancy of the Owned Real Property and the operation of the Stations as currently conducted thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Owned Real Property or Seller’s use and occupancy thereof.
Section 4.10.    The Leases. Except as set forth on Schedule 4.10:

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(a)    the Leases described on Schedule 4.10 and the Real Property Leases constitute all of the Material Leases between Seller and third parties relating to the operation of the Stations or the Purchased Assets;
(b)    Seller has performed each material term, covenant and condition of each of the Material Leases that is required to be performed by Seller at or before the date hereof, and no material default or event which with the passing of time or giving of notice or both would constitute a material default on the part of Seller or, to the Knowledge of Seller, on the part of any other party thereto, exists under any Material Lease;
(c)    each of the Material Leases is in full force and effect, unimpaired by any acts or omissions of Seller or to the Knowledge of Seller, any other party thereto, and constitutes the legal and binding obligation of, and is legally enforceable against Seller, and to the Knowledge of Seller, against each other party thereto in accordance with its terms;
(d)    Seller has furnished true and complete copies of the written Material Leases to Buyer, including any and all amendments thereto;
(e)    there are no leasing commissions or similar payments due, arising out of, resulting from or with respect to any Material Lease that are owed by Seller; and
(f)    each of Seller’s Financing Leases is listed as such on Schedule 4.10.
Section 4.11.    Financial Statements and Interim Financial Statements.
(a)    Attached as Schedule 4.11(a) are true and complete copies of the unaudited balance sheet of Seller with respect to the Stations as at December 31, 2013, and the related statements of income and changes in cash flow for the fiscal year then ended. The Financial Statements are in accordance with the books and records of the Seller, have been prepared in accordance with GAAP (except for the absence of footnotes) applied on a basis consistent with preceding years and present fairly in all material respects the financial condition of Seller with respect to the Stations as at the date indicated and the results of its operations and changes in cash flows for the period then ended.
(b)    When delivered, the monthly financial reports required to be delivered pursuant to Section 6.4 shall have been prepared in conformity with GAAP applied on a basis consistent with the Financial Statements and will present fairly in all material respects the financial condition of Seller with respect to the Stations as at the dates indicated and the results of its operations for the periods then ended; subject, however, to year-end adjustments which, in the aggregate, will not be materially adverse, and provided, that such financial reports will not contain footnotes.
Section 4.12.    No Changes. Except as set forth on Schedule 4.12 or as otherwise contemplated by this Agreement, since December 31, 2013, Seller has operated the Station in the ordinary course of business consistent with past practice and since December 31, 2013 there has been no:

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(a)    Contract or Lease or commitment by Seller over $25,000 for any individual transaction or Contract or Lease with respect to the Stations except in the ordinary course of business consistent with past practices conducted as of that date;
(b)    Material Adverse Effect;
(c)    material amendment or termination of any Material Contract or Material Lease to which Seller is a party;
(d)    amendment to any FCC License;
(e)    increase in compensation paid, payable or to become payable by Seller to any of its employees at the Station or any material change in personnel policies or benefits, except in the ordinary course of business consistent with past practices;
(f)    commitment to or Liability to any labor organization which represents, or proposes to represent, employees of the Stations, except as required under existing Bargaining Agreements;
(g)    material change in the programming policies of the Stations or lowering of the advertising rates of the Stations in a manner not consistent with past practices or not reflective of current market conditions;
(h)    change in the Stations’ method of accounting;
(i)    sale, assignment, lease or other transfer or disposition of any of the Purchased Assets or properties of the Stations except in the ordinary course of business or in connection with the acquisition of similar property or assets in the ordinary course of business;
(j)    imposition of any Lien (other than a Permitted Lien) on any of Seller’s assets; or
(k)    agreement by Seller to do any of the foregoing.
Section 4.13.    No Litigation; Labor Disputes; Compliance with Laws. Except as set forth on Schedule 4.13:
(a)    except for FCC rulemaking proceedings generally affecting the radio broadcasting industry, there is no Action before or by any Governmental Authority or any third party pending or, to the Knowledge of Seller, threatened, to which any Seller is a party or otherwise relating to the Stations or the Purchased Assets which could reasonably be expected to result in a Material Adverse Effect;
(b)    the Stations are not subject to or bound by any labor agreement or collective bargaining agreement, there is no labor dispute, grievance, controversy, strike or request for union representation pending or, to the Knowledge of Seller, threatened against Seller relating to or affecting the business or operations of the Stations and, to the Knowledge of Seller, there

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has been no occurrence of any events which would give rise to any such labor dispute, controversy, strike or request for representation; and
(c)    Seller owns and operates, and has owned and operated, the Stations and the Purchased Assets, and carries on and conducts, and has carried on and conducted, the business and affairs of the Stations in compliance with all Laws and all Governmental Orders or processes, except where such operation or lack of compliance could not reasonably be expected to result in a Material Adverse Effect.
Section 4.14.    Taxes. Except as disclosed on Schedule 4.14:
(a)    Seller has duly and timely filed all required federal, state and local Tax Returns for all years and periods (and portions thereof) for which any such Tax Returns were due, and any and all amounts shown on such returns and reports to be due and payable have been paid in full except as may be contested in good faith. All of such Tax Returns are correct and complete in all material respects. Seller has withheld all Tax required to be withheld under applicable Law and regulations, and such withholdings have either been paid to the proper Governmental Authority or set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Seller, as the case may be; and
(b)    there are, and after the date of this Agreement will be, no Tax deficiencies (including penalties and interest) of any kind assessed against or relating to Seller or the Purchased Assets with respect to any Pre-Closing Tax Period of a character or nature that would result in Liens or claims on any of the Purchased Assets or on Buyer’s title or use of the Purchased Assets or that would result in any claim against Buyer or the Purchased Assets, other than the Transfer Taxes.
Section 4.15.    Governmental Authorizations. Seller holds, and on the First Closing Date Seller will hold, all of the FCC Licenses, which, collectively, are all of the licenses, permits and authorizations required to operate the Stations in the same manner as it is being operated as of the date hereof. Schedule 4.15 includes a true and complete list of the FCC Licenses and all pending applications for FCC licenses, permits and authorizations applied for in connection with the operation of the Station and associated auxiliary and other facilities. Seller has delivered to Buyer true and complete copies of the FCC Licenses (including amendments and modifications thereto). The FCC Licenses are in full force and effect and have been validly issued and Seller is the authorized legal holder thereof. Except as set forth on Schedule 4.15, no qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations other than the FCC Licenses and those as set forth on Schedule 4.15 are required for Seller to own and operate the Stations in the manner operated on the date hereof. As of the date hereof, no Action is pending or, to the Knowledge of Seller, threatened before the FCC or any other Governmental Authority to revoke, refuse to renew or modify such FCC Licenses or other authorizations of the Stations. Except as set forth on Schedule 4.15, Seller has no reason to believe that any of the FCC Licenses would not be renewed for a full term with no adverse conditions by the FCC or other granting authority in the ordinary course. The Stations were not silent or operating on less than the required minimum schedule for a period of more than thirty (30) days during the current license term.

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Section 4.16.    Compliance with Communications Laws. Except as set forth on Schedule 4.16, the Stations, their physical facilities, electrical and mechanical systems and transmitting and studio equipment are being and have been operated in all material respects in accordance with the specifications of the applicable FCC Licenses and with each material document submitted in support of such FCC Licenses, and the Seller and the Stations are in compliance in all material respects with all Communications Laws. Seller has complied in all material respects with all requirements of the FCC and the Federal Aviation Administration with respect to the operation, construction and/or alteration of the Stations’ antenna structures, and “no hazard” determinations for each antenna structure have been obtained, where required. Except as set forth on Schedule 4.16, all material obligations, reports and other filings required by the FCC with respect to the Stations, including without limitation items required to be placed in the Stations’ public inspection file have, in all material respects been duly and currently filed as of the date hereof, and are true and complete in all material respects and after the First Closing Date, Seller shall furnish to Buyer all information required by the FCC relating to the operation of the Stations prior to the First Closing Date. Except as set forth on Schedule 4.16, to the Knowledge of Seller, there are no matters or circumstances relating to Seller nor either of the Stations that might reasonably be expected to result in the denial or delay of the FCC Consent. Except as set forth on Schedule 4.16, neither Seller nor either of the Stations has entered into a tolling agreement or otherwise waived any statute of limitations during which the FCC may assess any fine or forfeiture or take any other action or agreed to any extension of time with respect to any FCC investigation or proceeding.
Section 4.17.    Insurance. Schedule 4.17 is a correct list of all liability and casualty insurance and errors and omissions and other insurance policies, including workers’ compensation policies, insuring the business, employees, properties and assets of the Stations. All of such policies are in full force and effect and are for such coverage and in such amounts as is usual and customary for businesses similar to that of Seller. Seller is not in default with respect to any material provision contained in such insurance policies, nor has Seller failed to give any notice or present any material claim under any policies in a due and timely fashion.
Section 4.18.    Brokers. Neither this Agreement nor the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing Seller as broker, finder, investment banker, financial advisor or in any similar capacity, other than the Persons listed on Schedule 4.18, whose fees and expenses shall be paid and satisfied by Seller at the Closing.
Section 4.19.    Employees. Schedule 4.19 is a true and complete list of all Station Employees which list identifies the name and position of such employees, and the following compensation information for fiscal year 2012 and, as applicable, 2013: (i) annual base salary; (ii) annual bonus; (iii) commissions, (iv) perquisites; (v) severance; and (vi) all other items of compensation. Except as set forth on Schedule 4.19 hereto, there are no collective bargaining agreements, employment agreements, consulting agreements or independent contractor agreements to which Seller is a party relating to the Stations which are not terminable at will.
Section 4.20.    Employee Benefit Plans. Except as set forth on Schedule 4.20:

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(a)    Seller has not at any time maintained or been a party to or made contributions to any Station Employee Benefit Plan. To Seller’s Knowledge, all Station Employee Benefit Plans maintained by Seller or to which Seller is obligated to contribute, are, and have in the past been, in all material respects maintained, funded and administered in material compliance with ERISA and the Code, and other applicable Law; no Plan subject to Title IV of ERISA has been terminated; no proceedings to terminate any Plan have been instituted under Subtitle C of Title IV of ERISA; no reportable event within the meaning of Section 4043 of Subtitle C of ERISA has occurred for any Plan maintained by Seller; Seller has not withdrawn from a multi-employer plan (as defined in Section 4001(a) of ERISA); the consummation of the transactions contemplated hereby will not result in any withdrawal liability on the part of Seller under a multi-employer plan; no Plan or Benefit Arrangement established or maintained by Seller or to which Seller is obligated to contribute has any “accumulated funding deficiency,” as defined in ERISA; and Seller has not incurred any Liability to the Pension Benefit Guaranty Corporation with respect to any Plan. Seller, and to the Knowledge of Seller any plan fiduciary, have not engaged in any “prohibited transaction,” as defined in Section 406 of ERISA, or in Section 4975 of the Code with respect to any Plan of Seller; and
(b)    Seller has (i) filed or caused to be filed all material returns and reports on the Plans that Seller is required to file and (ii) paid or made adequate provisions for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties and assessments that are payable by or for Seller with respect to the Plans have been timely reported, fully paid and discharged. There are no unpaid fees, penalties, interest or assessments due from Seller or from any other Person with respect to the Plans that are or could become a Lien on any Purchased Asset or could otherwise materially adversely affect the Stations or Purchased Assets. Seller has collected or withheld all amounts that are required to be collected or withheld by it to discharge its obligations with respect to the Plans, and all of those amounts have been paid to the appropriate Governmental Authority or set aside in appropriate accounts for future payment when due. Seller has furnished to Buyer true and complete copies of all documents setting forth the terms and funding of each Plan.
Section 4.21.    Environmental Compliance. Except as otherwise disclosed on Schedule 4.21:
(a)    To Seller’s Knowledge, Seller has complied and is in material compliance with all Environmental Laws with respect to the Stations;
(b)    Seller is not a party to any Action and, to the Knowledge of Seller, nor is any Action threatened against it, that in either case (i) asserts or alleges that Seller violated any Environmental Laws, (ii) asserts or alleges that Seller is required to clean up, remove or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials, or (iii) asserts or alleges that Seller is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action that arises out of or is related to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials by Seller;

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(c)    to Seller’s Knowledge, there are no conditions existing currently at the Real Property that would subject Seller to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or that require or are likely to require cleanup, removal, remedial action or other response by Seller pursuant to Environmental Laws;
(d)    Seller is not subject, as a result of its interest in the Real Property, to any judgment, order or citation related to or arising out of any Environmental Laws and has not been named or listed as a potentially responsible party by any Governmental Authority in a matter related to or arising out of any Environmental Laws; and
(e)    the operation of the Stations do not exceed the permissible levels of exposure to RF radiation specified in the FCC’s current rules, regulations and policies concerning RF radiation, including those set forth in the “Radio Frequency Protection Guides” recommended in “American National Standard Safety Levels with Respect to Human Exposure to Radio Frequency Electromagnetic Fields 3 kHz to 300 GHz” (ANSI/IEEE C95.1-1992), issued by the American National Standards Institute; and
(f)    the Owned Real Property does not contain, and has not contained during the period in which Seller has owned and operated the Stations, any underground storage tanks or surface impoundments.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as follows:
Section 5.1.    Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Indiana and on the First Closing Date, Emmis shall be duly qualified to do business as a foreign limited liability company in New York. Buyer has full limited liability company power to purchase the Purchased Assets pursuant to this Agreement.
Section 5.2.    Authorization; Enforceability. The execution, delivery and performance of this Agreement and the Ancillary Agreements (to which Buyer will be a party) are within the limited liability company power of Buyer and have been duly authorized by all necessary limited liability company action by Buyer. This Agreement is (assuming due authorization, execution and delivery by Seller) and the Ancillary Agreement to which Buyer is a party, will be, when executed and delivered by Buyer the valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.
Section 5.3.    Absence of Conflicting Laws and Agreements. Except as set forth on Schedule 5.3, neither the execution, delivery or performance of this Agreement by Buyer nor the consummation of the sale and purchase of the Purchased Assets or any other transaction

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contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time, or otherwise;
(a)    conflict with, result in a breach of, or constitute a default under, (i) Organizational Documents of Buyer, or (II) any Law or Governmental Order applicable to Buyer;
(b)    conflict with, result in a breach of, or constitute a default under, any material contract, agreement, commitment or plan to which Buyer is a party or by which Buyer or its assets is bound;
(c)    require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any Governmental Authority other than the FCC Consent and compliance with any applicable requirements of the HSR Act; or
(d)    require the consent of any Person under any material agreement, arrangement or commitment of any nature to which Buyer is a party or by which it is bound.
Section 5.4.    Brokers. Neither this Agreement nor the sale and purchase of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing Buyer as broker, finder, investment banker, financial advisor or in any similar capacity other than those Persons listed on Schedule 5.4, whose fees and expenses shall be the responsibility of Buyer.
Section 5.5.    FCC Qualification. Except as set forth on Schedule 5.5 and except for proceedings of general applicability to the radio industry, Buyer is legally, technically, financially and otherwise qualified under the Communications Laws to perform its obligations hereunder, and to hold the FCC Licenses and own and operate the Stations. Buyer knows of no fact that would cause the FCC Consent not to be granted by the FCC in the ordinary course due to any fact or circumstance relating to Buyer or any of its Affiliates. No waiver of or exemption from any FCC rule or policy in effect as of the date hereof in respect of any fact or circumstance relating to Buyer or any of its Affiliates is required for the grant of the FCC Consent.
Section 5.6.    Financing. At Closing, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price, all related fees and expenses in connection with the transactions contemplated by this Agreement and any other amounts to be paid by it in accordance with the terms of this Agreement. Buyer acknowledges and agrees that the obligation of Buyer to consummate the transactions contemplated by this Agreement is not conditioned upon the closing of any applicable financing, Buyer’s receipt of the proceeds from any applicable financing, or Buyer’s ability to finance or pay the Purchase Price.
Section 5.7.    Projections and Other Information. Buyer acknowledges that, with respect to any projections, forecasts, business plans, and budget information relating to the Station that Buyer has received from Seller or any of its Affiliates except for the financial statements and Interim Financial Statements provided pursuant to Section 4.11 and the financial reports supplied pursuant to Section 6.4, (a) there are uncertainties inherent in attempting to make such

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projections, forecasts, plans and budgets, (b) Buyer is familiar with such uncertainties, (c) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of estimates, projections, forecasts, plans and budgets so furnished to it, and (d) Buyer does not have, and will not assert, any claim against Seller or any of its directors, officers, employees, Affiliates or representatives, or hold Seller or any such Persons liable, with respect to such estimates, projections, forecasts, plans and budgets. Buyer represents that neither of Seller nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller or the Stations, or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and neither Seller nor any of its Affiliates or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer’s use of any such information, including any confidential memoranda distributed on behalf of Seller relating to Seller or the Stations or other publications or data room information provided to Buyer or its representatives, or any other document or information in any form provided to Buyer or its representatives in connection with the sale of the Purchased Assets and the transactions contemplated hereby.
Section 5.7.    Solvency. Buyer is not entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated hereby, including the payment of the Purchase Price and payment of all related fees and expenses, Buyer and/or its Affiliates will be Solvent. For purposes of this Section 5.8, the term “Solvent”, with respect to any Person, means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of such Person exceeds, as of such date, the value of all liabilities of such Person, including contingent and other liabilities, as of such date, such as quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which they are engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” means that the Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet their obligations as they become due.
ARTICLE VI
CERTAIN MATTERS PENDING THE FIRST CLOSING
From and after the date of this Agreement and until the First Closing (unless otherwise provided herein), subject to the LMA:
Section 6.1.    Access. Buyer and its authorized agents, officers and representatives shall have reasonable access to the Station and the Purchased Assets to conduct such examination and investigation of the Station, the business of Seller and the Purchased Assets as Buyer deems reasonably necessary, including without limitation, environmental inspections, provided, however, that no such inspections shall include drilling or any other penetration of the surface

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of any Real Property without Seller’s written consent and provided further that Buyer shall promptly restore the Purchased Assets to substantially their condition prior to such inspection. Such examinations shall be during the Stations’ normal business hours, shall not unreasonably interfere with the Station’s normal operations and activities and shall not be in violation of Section 3.3 concerning “control”. Seller shall provide Buyer a copy of any environmental inspection currently in its possession, if any.
Section 6.2.    Notice of Adverse Changes. Pending the First Closing, Seller shall give Buyer prompt written notice of the occurrence of any of the following:
(a)    an Event of Loss involving more than $100,000;
(b)    the commencement of any Action before the FCC or any other Governmental Authority which involves any of the FCC Licenses or which could reasonably be expected to have a Material Adverse Effect on the Stations or the Purchased Assets, other than proceedings or litigation of general applicability to the radio broadcasting industry;
(c)    any material labor grievance, controversy, strike, request for union representation, or dispute affecting the business or operations of the Stations;
(d)    any material violation by Seller or the Stations, or written notice of any alleged violation or government inspection to determine or enforce compliance in respect, of any Law;
(e)    any notice of breach, default, claimed default or termination (other than pursuant to its terms) of any Material Contract or Material Lease; or
(f)    any other material adverse developments with respect to the business or operations of the Stations including the cessation of broadcasting by the Station at its authorized power for more than twenty-four (24) consecutive hours.
Section 6.3.    Operations Pending First Closing. Subject to the provisions of Section 3.3 regarding control of the Stations and subject to the LMA, after the date hereof and prior to the First Closing, Seller shall:
(a)    operate the Stations in the ordinary course of business in accordance with past practices;
(b)    operate the Stations in compliance in all material respects with the Communications Laws and all other Laws applicable to the Stations;
(c)    maintain the Equipment in normal working order, ordinary wear and tear and usage excepted;
(d)    prior to the LMA Commencement Date, not sell, lease, mortgage, pledge or otherwise dispose of any of the Purchased Assets except for transactions in the ordinary course of the operation of the Station, and following the LMA Commencement Date not sell, lease,

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mortgage, pledge or otherwise dispose of any of the Purchased Assets without the prior written consent of Buyer;
(e)    not increase or otherwise change the rate or nature of the compensation (including wages, salaries and bonuses) which is paid or payable to any Station Employee, except in the ordinary course of business consistent with past practices or pursuant to existing compensation and fringe benefit plans, practices and arrangements which have been disclosed to Buyer, and not enter into, renew or allow the renewal of, any employment or consulting agreement or other contract or arrangement with respect to the performance of personal services to the Stations except in the ordinary course of business and with Buyer’s prior written consent;
(f)    not amend or terminate any Contract or Lease, and, except for advertising sales contracts for cash only entered into in the ordinary course of business consistent with past practice, prior to the LMA Commencement Date, not enter into or become obligated under any agreement or commitment except for any agreement or commitment with a term of thirty (30) days or less that involves payments or receipts of $25,000 or less; provided, however, that in no event may Seller enter into such other agreements or commitments that, in the aggregate, involve payments or receipts of $50,000 or more; and following the LMA Commencement Date, not enter into or become obligated under any agreement or commitment without the prior written consent of Buyer;
(g)    keep Buyer apprised of material developments in negotiations for Program Rights agreements and promptly provide Buyer with copies of all Program Rights agreements entered into by Seller;
(h)    maintain in full force and effect policies of liability and casualty insurance of substantially the same type, character and coverage as the policies currently carried with respect to the business, operations and assets of the Stations;
(i)    not enter into any Tradeout Agreements relating to the Stations without the prior written consent of Buyer;
(j)    utilize the Program Rights of the Station only in the ordinary course of business consistent with past practice and not sell or otherwise dispose of any such Program Rights;
(k)    use commercially reasonable efforts to take all appropriate, reasonable action to protect the present service areas of the Stations from increased electrical interference from other stations, existing or proposed and keep Buyer informed of the nature and status of such matters;
(l)    not adopt, or commit to adopt, any Plan Benefit Arrangement or other pension, profit sharing, deferred compensation or similar plan, program or trust on behalf of personnel of the Stations, other than the Station Employee Benefit Plans or any other such plan, program or trust currently maintained by Seller or modify the existing Station Employee Benefit Plans;
(m)    promptly notify Buyer of any attempt or actual collective bargaining organizing activity with respect to any employees of the Stations; and not enter into any collective bargaining

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agreement applicable to any employees of the Stations, other than the renewal of its existing Bargaining Agreements;
(n)    follow Seller’s usual and customary policy with respect to extending credit for sales of broadcast time on the Stations and with respect to collecting Accounts Receivable arising from such extension of credit and not engage in any activity with the purpose or effect of accelerating the collection of Accounts Receivable;
(o)    make reasonable commercial efforts to promote and advertise the Stations and make expenditures therefor consistent with past practices; and
(p)    not take or agree to take any action inconsistent with consummation of the First Closing as contemplated by this Agreement.
Section 6.4.    Financial Reports. Within thirty (30) days after the end of each month ending after the date hereof, Seller will furnish Buyer with a copy of Seller’s monthly financial reports for the Stations prepared after the date of the Financial Statements (including balance sheet and operating statement (for each such month and the fiscal year to the end of such month), which will be prepared in accordance with the books and records of the Seller. In addition, Seller will furnish Buyer with copies of regular management reports, if any, concerning the operation of the Stations within ten (10) days after such reports are prepared.
Section 6.5.    Consents. Seller (and Buyer where required) shall use commercially reasonable efforts to obtain any and all such third-party consents or approvals under all Assumed Contracts and Leases whose consent or approval is required pursuant to any Assumed Contract or Lease, prior to the LMA Commencement Date or the First Closing Date, as applicable and to obtain the Estoppel Certificates; provided, however, that neither Seller nor Buyer shall be required to pay or incur any cost or expense to obtain any third-party consent or approval that it is not otherwise required to pay or incur in accordance with the terms of the applicable Assumed Contract or Lease. To the extent that transfer or assignment hereunder by Seller to Buyer of any Assumed Contract or Lease is not permitted or is not permitted without the consent or approval of another Person, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent or approval is not given or if such an undertaking otherwise would constitute a breach thereof or cause a loss of benefits thereunder. If any such third party consent or approval for the assignment or transfer of an Assumed Contract or Lease or Estoppel Certificate is not obtained before (i) the LMA Commencement Date in the case of an Assumed Contract or Lease which is an LMA Contract or LMA Lease or (ii) the First Closing Date, for all other Assumed Contracts and Leases, as applicable, this Agreement and any assignment executed at the LMA Commencement Date or the First Closing Date, as applicable, pursuant hereto shall not constitute an assignment thereof, but to the extent permitted by law shall constitute an equitable assignment by Seller and assumption by Buyer of Seller’s rights and obligations under the applicable Contract or Lease, with Seller making available to Buyer the benefits thereof and Buyer performing the obligations thereunder on Seller’s behalf; provided, however, that Schedule 7.8 identifies those consents and Estoppel Certificates the receipt of which is a condition precedent to Buyer’s obligations pursuant to Section 7.8 of this Agreement.

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Section 6.6.    Cooperation. Buyer and Seller will cooperate in all respects in connection with: (a) securing any nongovernmental approvals, consents and waivers of third parties listed in Schedule 4.3; and (b) giving notices to any Governmental Authority, or securing the permission, approval, determination, consent or waiver of any Governmental Authority, required by Law in connection with the transfer of the Purchased Assets from Seller to Buyer.
Section 6.7.    Tax Returns and Payments.
(a)    Seller shall be liable for payment of and shall prepare and properly file on a timely basis true, complete and accurate Tax Returns and other documentation for any and all Taxes incurred with respect to the Purchased Assets and the Station for any Pre-First Closing Tax Period.
(b)    Subject to Section 2.4, Buyer shall be liable for and payment of and shall prepare and properly file on a timely basis true, complete and accurate Tax Returns and other documentation for any and all Taxes incurred with respect of the Purchased Assets and the Station for any Post-First Closing Tax Period.
Section 6.8.    Release of Liens. At or prior to the First Closing, Seller shall obtain the release of all Liens disclosed in the Schedules hereto and any other Liens on the Purchased Assets, other than Permitted Liens, and shall duly file releases or terminations of all such Liens in each governmental agency or office in which any such Lien or evidence thereof shall have been previously filed and Seller shall transfer and convey, or cause to be transferred and conveyed, to Buyer at the First Closing good and valid title to all of the Purchased Assets free and clear of all Liens, except for Permitted Liens.
Section 6.9.    Financing Leases. At or prior to the First Closing, Seller shall obtain the release of all obligations under any Financing Leases.
Section 6.10.    Public Announcement. Seller shall publish and broadcast a public notice concerning the filing of the application for assignment of the FCC Licenses in accordance with the requirements of Section 73.3580 of the FCC’s Rules. As to any other announcements, no party hereto shall issue any press release or public announcement or otherwise divulge the existence of this Agreement or the transactions contemplated hereby without prior approval of the other parties hereto which shall not be unreasonably withheld except as and to the extent that such party shall be obligated by Law, rule or regulation, in which case the other party shall be so advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.
Section 6.11.    Exclusivity. Seller agrees and covenants that until the First Closing or this Agreement expires or is terminated, neither Seller nor any of its representatives, will discuss, negotiate or offer (or solicit offers) regarding a sale, transfer or other disposition of either of the Stations or any merger, combination, restructuring, refinancing or similar transaction involving Seller (a “Sale”) with another party or provide any information to any other party regarding either of the Stations or Seller in that connection. Seller represents that Seller is not a party to, or bound by any agreement with respect to a Sale.

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Section 6.12.    Title Commitments; Surveys. Seller shall deliver to Buyer, at Seller’s cost, within sixty (60) days of the date of this Agreement, title commitments for owner’s and lender’s title insurance policies on the Owned Real Property and on Real Property that is leased pursuant to a Real Property Lease, a standard form of (a) commitment for owner’s and lender’s title insurance policies on the Owned Real Property and commitments for lessee’s and lender’s title insurance policies for all Real Property that is leased pursuant to a Real Property Lease (collectively, the “Title Commitments”) and (b) an ALTA survey on each parcel of Owned Real Property sufficient to cause the issuer of the Title Commitment to delete any survey exception on the title policy issued pursuant thereto (the “Surveys”). The Title Commitments will evidence a commitment to issue an ALTA title insurance policy insuring good, marketable and indefeasible fee simple (or leasehold, if applicable) title to each parcel of the Real Property contemplated above for such amount as Buyer directs. The costs of any such title insurance shall be paid by Buyer. If the Title Commitments reveal any Lien on the title other than Assumed Liabilities or Permitted Liens, Buyer shall notify Seller in writing of such objectionable matter as soon as Buyer becomes aware that such matter is not an Assumed Liability or Permitted Lien, and Seller agrees to use its commercially reasonable efforts to remove such objectionable matter to conform to the terms of this Agreement.
ARTICLE VII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER
AT THE FIRST CLOSING
Each and every obligation of Buyer to be performed on the First Closing Date shall be subject to the satisfaction prior to or at the First Closing of the following express conditions precedent:
Section 7.1.    Compliance with Agreement. Seller shall have performed and complied in all material respects with all of its material obligations under this Agreement which are to be performed or complied with by Seller prior to or at the First Closing, provided that Seller shall have the right to cure any lack of performance or compliance within twenty (20) days’ of written notice from Buyer or to agree to indemnify for any such lack of performance or lack of compliance provided that the same does not, individually or in the aggregate, result in a Material Adverse Effect.
Section 7.2.    Proceedings and Instruments Satisfactory. All proceedings, limited liability company or otherwise, to be taken by Seller in connection with the performance of this Agreement, and all documents incident thereto, shall be complete to the reasonable satisfaction of Buyer and Buyer’s counsel and Seller shall have made available to Buyer for examination the originals or true and correct copies of all documents which Buyer may reasonably request in connection with the transactions contemplated by this Agreement.
Section 7.3.    Representations and Warranties. The representations and warranties of Seller made in this Agreement shall be true and correct, disregarding all qualifiers and exceptions relating to materiality or Material Adverse Effect, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct, disregarding all

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qualifiers and exceptions relating to materiality or Material Adverse Effect, as of such earlier date) as of the First Closing Date as though made on and as of the First Closing Date except, in both cases, (i) for changes expressly contemplated by this Agreement, or (ii) where the failures to be true and correct, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.
Section 7.4.    Event of Loss. Between the date of this Agreement and the First Closing, neither the Stations nor the Purchased Assets shall have sustained an Event of Loss with respect to which Seller has not agreed to indemnify Buyer which individually or in the aggregate would cost in excess of $500,000 to repair and such repair shall not have been completed on or prior to the First Closing Date to Buyer’s reasonable satisfaction; provided, however, Seller or Buyer may elect to extend the First Closing Date for a reasonable period not to exceed sixty (60) days to permit Seller to complete such repairs; provided, however, that if an Event of Loss described above is caused by or results from Emmis’ actions or omissions under the LMA, Seller shall have no duty or obligation to perform such repairs, and the condition of this Section 7.4 shall be waived in respect to such Event of Loss.
Section 7.5.    Deliveries at Closing. Seller shall have delivered or caused to be delivered to Buyer the documents, each properly executed and dated as of the First Closing Date as required pursuant to Section 2.3(a) of this Agreement.
Section 7.6.    Other Documents. Seller shall have delivered to Buyer such documents and certificates of officers of Seller and public officials as shall be reasonably requested by Buyer’s counsel to establish the existence and good standing of Seller and the due authorization of this Agreement and the transactions contemplated hereby by Seller, including board of directors (or similar body) and members resolutions of Seller.
Section 7.7.    Possession; Instruments of Conveyance and Transfer. Seller shall deliver to Buyer at the First Closing such other documents as shall be effective to vest in Buyer good and marketable title to the Purchased Assets as contemplated by this Agreement.
Section 7.8.    Required Approvals and Consent. There shall have been secured such permissions, approvals, determinations, consents and waivers as listed on Schedule 7.8.
Section 7.9.    Absence of Investigations and Proceedings. (a) No Action by any Governmental Authority shall be pending with the object of challenging or preventing the First Closing and (b) no Action by any Person shall be pending and no other proceedings shall be pending with such object or to collect damages from Buyer on account thereof; provided however, that with respect to (b) Buyer shall waive this condition if Seller agrees to indemnify Buyer for all costs associated with any such proceedings.
Section 7.10.    FCC Consent. The FCC Consent (a) shall have been issued, (b) shall, at the First Closing, be in full force and effect and (c) shall contain no provision materially adverse to Buyer. All other authorizations, consents and approvals of any and all Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect.

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Section 7.11.    FCC Licenses. Seller shall be the holder of the FCC Licenses and there shall not have been any modification of any of such FCC Licenses without Buyer’s consent. The Stations shall be operating in compliance, in all material respects, with all Communications Laws and no proceeding shall be pending or, to the Knowledge of Seller, threatened, the effect of which would be to revoke, cancel, fail to renew, suspend or modify adversely any material FCC License in any material respect.
Section 7.12.    Absence of Liens. On the First Closing Date and simultaneously with the First Closing, there shall not be any Liens on the Purchased Assets except for Permitted Liens and Seller shall have provided such payoff letters and Lien terminations as reasonably requested by Buyer.
Section 7.13.    Title Commitments. Buyer shall have received Title Commitments that comply with the requirements set forth in Section 6.12 with respect to each parcel of Owned Real Property and each parcel of Real Property that is subject to a Real Property Lease, in each case that is listed or described on Schedule 7.13.
Section 7.14.    HSR Clearance. If applicable, the HSR Clearance shall have been received.
Section 7.15.    Non-Foreign Affidavit. Seller shall have furnished to Buyer an affidavit of Seller, in form reasonably satisfactory to Buyer, stating under penalty of perjury Seller’s United States taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445(b)(2) of the Code (“FIRPTA Certificate”).
If any of the conditions set forth in this Article VII have not been satisfied prior to or at First Closing, Buyer may in its sole discretion nevertheless elect to proceed with the consummation of the transactions contemplated hereby.
ARTICLE VII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER
AT THE FIRST CLOSING
Each and every obligation of Seller to be performed on the First Closing Date shall be subject to the satisfaction prior to or at the First Closing of the following express conditions precedent:
Section 8.1.    Compliance with Agreement. Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the First Closing, provided that Buyer shall have the right to cure any lack of performance or compliance within twenty (20) days’ of written notice from Seller or to agree to indemnify for any such lack of performance or lack of compliance provided that the same does not, individually or in the aggregate, result in a material adverse effect.
Section 8.2.    Proceedings and Instruments Satisfactory. All proceedings, limited liability company or otherwise, to be taken by Buyer in connection with the performance of this Agreement, and all documents incident thereto, shall be complete to the reasonable satisfaction

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of Seller and Seller’s counsel, and Buyer shall have made available to Seller for examination the originals or true and correct copies of all documents which Seller may reasonably request in connection with the transactions contemplated by this Agreement.
Section 8.3.    Representations and Warranties. The representations and warranties of Buyer made in this Agreement shall be true and correct, disregarding all qualifiers and exceptions relating to materiality, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct, disregarding all qualifiers and exceptions relating to materiality, as of such earlier date) as of the First Closing Date as though made on and as of the First Closing Date, except, in both cases, (i) for changes expressly contemplated or permitted by this Agreement, or (ii) where the failures to be true and correct, individually or in the aggregate, have not had, and would not reasonably be expected to have, a material adverse effect on Seller or the ability of Seller to perform its obligations under this Agreement or any Ancillary Agreement.
Section 8.4.    Deliveries at Closing. Buyer shall have delivered, or caused to be delivered, to Seller the documents, each properly executed and dated as of the First Closing Date, required pursuant to Section 2.3(b). Buyer shall also have made the payments described in Section 2.2(a).
Section 8.5.    Other Documents. Buyer shall have delivered, or caused to be delivered, to Seller such documents and certificates of officers of Buyer and of public officials as shall be reasonably requested by Seller’s counsel to establish the existence and good standing of Buyer and the due authorization of this Agreement and the transactions contemplated hereby by Buyer, including board of directors (or similar body) and members resolutions of Buyer.
Section 8.6.    Absence of Investigations and Proceedings. (a) No Action by any Governmental Authority shall be pending with the object of challenging or preventing the First Closing and (b) no Action by any Person shall be pending and no other proceedings shall be pending with such object or to collect damages from Seller on account thereof provided, however, that Seller shall waive this condition with respect to (b) if Buyer agrees to indemnify Seller for all costs associated with any such proceedings.
Section 8.7.    Governmental Consents. The FCC Consent shall have been issued, and shall, at the First Closing, be in full force and effect. All other material authorizations, consents or approvals of any and all Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect.
Section 8.8.    HSR Clearance. If applicable, the HSR Clearance shall have been received.
If any of the conditions set forth in this Article VIII have not been satisfied prior to or at Closing, Seller may nevertheless elect to proceed with the consummation of the transactions contemplated hereby.

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ARTICLE IX
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER AND SELLER
AT THE SECOND CLOSING
Section 9.1.    Conditions to Obligations of Buyer.
(a)    The representations and warranties of Seller in Sections 4.1 and 4.2 shall be true and correct as of the Second Closing Date as though made on and as of the Second Closing Date.
(b)    On the Second Closing Date, there shall not be any Liens on the WBLS-WLIB Membership Interest (other than any Liens imposed by state or federal securities laws or under the terms of the WBLS-WLIB Operating Agreement).
Section 9.2.    Conditions to Obligations of Seller.
(a)    The representations and warranties of Buyer in Sections 5.1 and 5.2 shall be true and correct as of the Second Closing Date.
(b)    Buyer shall have made the Second Closing Cash Payment to Seller pursuant to Section 2.2(b)(i) as modified by Section 2.2(b)(iii).
ARTICLE X
INDEMNIFICATION
Section 10.1.    Indemnification by Seller. Seller shall indemnify, exculpate and hold harmless Buyer, Buyer’s employees, officers, directors, managers and members (collectively, “Buyer Indemnified Parties”) from and against, and agrees promptly to defend Buyer from and reimburse Buyer Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorney fees and other legal costs and expenses) (“Claims”) which Buyer Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:
(a)    any breach or inaccuracy of any of the representations and warranties made by Seller in or pursuant to this Agreement, or in any instrument, certificate or affidavit delivered by Seller at the First Closing or the Second Closing in accordance with the provisions of any Section hereof;
(b)    any failure by Seller to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials delivered by Seller pursuant to this Agreement;
(c)    the Retained Liabilities or the Excluded Assets;
(d)    the operation or ownership of the Station or the Purchased Assets prior to the First Closing (except for the Assumed Liabilities);
(e)    any Action or proceeding described in Section 7.9(b) if Buyer has waived the condition of Section 7.9(b); or

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(f)    any Action or other proceeding brought by any Governmental Authority or Person arising out of, or in any way related to, any of the matters referred to in Sections 10.1(a)-(e).
Section 10.2.    Indemnification by Buyer. Buyer shall indemnify, exculpate and hold harmless Seller, Seller’s employees, officers, managers and members (collectively, “Seller Indemnified Parties”) from and against, and agrees to promptly defend Seller Indemnified Parties from and reimburse Seller Indemnified Parties for, any and all Claims which Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:
(a)    any breach or inaccuracy of any representations and warranties made by Buyer in or pursuant to this Agreement, or in any certificate or affidavit delivered by Buyer at the First Closing or the Second Closing in accordance with the provisions of any Section hereof;
(b)    any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials delivered by Buyer pursuant to this Agreement;
(c)    the Assumed Liabilities;
(d)    the operation and ownership of the Station and the Purchased Assets by Buyer from and after the Closing;
(e)    any Action or proceeding described in Section 8.6(b) if Seller has waived the condition of 8.6(b); or
(f)    any Action or other proceeding brought by any Governmental Authority or Person arising out of, or in any way related to, any of the matters referred to in Sections 10.2(a)-(e).
Section 10.3.    Notification of Claims.
(a)    A party entitled to be indemnified pursuant to Section 10.1 or 10.2 (the “Indemnified Party”) shall notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any Claim which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Subject to the Indemnifying Party’s right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article IX within thirty (30) days after the receipt of written notice thereof from the Indemnified Party.
(b)    If the Indemnified Party shall notify the Indemnifying Party of any Claim pursuant to Section 10.3(a), and if such Claim relates to a Claim asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a Claim for which it must indemnify or hold harmless the Indemnified Party under Section 10.1 or 10.2, he Indemnifying Party shall have the right to employ counsel acceptable to the Indemnified Party to defend any such Claim asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such Claim at its own expense. The Indemnifying Party shall

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notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 10.3(a) of its election to defend in good faith any such third party Claim. So long as the Indemnifying Party is defending in good faith any such Claim asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such Claim. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party’s possession reasonably required by it for its use in contesting any third party Claim. Whether or not the Indemnifying Party elects to defend any such Claim, the Indemnified Party shall have no obligation to do so. In the event: (i) the Indemnifying Party elects not to defend such claim or action; or (ii) the Indemnifying Party elects to defend such claim or action but fails to defend such claim or action in good faith, the Indemnified Party shall have the right to conduct the defense thereof and to settle or compromise such claim or action without the consent of the Indemnifying Party, except that with respect to the settlement or compromise of such a claim, demand or action, the Indemnified Party shall not settle or compromise any such claim or demand or action without the consent of the Indemnifying Party (such consent not to be unreasonably withheld), unless the Indemnifying Party is given a full and completed release of any and all Liability by all relevant parties relating thereto and has no obligation to pay any damages as a result thereof.
Section 10.4.    Limitation on Liability.
(a)    No Claims may be asserted by a party pursuant to Sections 10.1(a) or 10.2(a) of this Agreement until the aggregate amount of all such Claims of such party shall exceed Three Hundred Thousand Dollars ($300,000) (the “Deductible”), at which time the party seeking indemnification shall be entitled to recover all amounts in excess of the Deductible, and the maximum aggregate Liability of the Buyer or Seller shall not exceed Thirteen Million One Hundred Thousand Dollars ($13,100,000) (the “Cap”). The limitations set forth in this Section 10.4(a) shall not apply (iii) in the case of Claims arising from or relating to any breach or inaccuracy in the following representations and warranties: Sections 4.1, 4.2, 4.5, 5.1 and 5.2 (the “Fundamental Reps”) or (iv) in the case of fraud.
(b)    Anything to the contrary herein notwithstanding, a Claim under the indemnification provisions of this Agreement shall in no event include any punitive, special, indirect, or consequential damages whatsoever or lost profits, diminution in value or any damages based upon any type of multiple of earnings.
(a)    Except in the case of fraud, each Buyer Indemnified Party’s and each Seller Indemnified Party’s sole and exclusive remedy to receive payments of any amounts to which any Buyer Indemnified Parties or Seller Indemnified Parties shall be entitled to indemnification pursuant to Section 10.1(a) or 10.2(a) hereof, as applicable, shall be limited to the Cap set forth in this Section 10.4.
Section 10.5.    Survival of Representations, Warranties and Agreements. No agreements in this Agreement shall survive the Second Closing, except that (a) the agreements contained in Article II shall survive the Second Closing until performed, (b) the obligations to

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indemnify contained in Article X and the obligations to Guaranty contained in Section 12.22 hereof shall survive the Second Closing until performed, (c) the agreements in Articles XI and XII (other than Section 12.22) shall survive the Second Closing until the applicable statute of limitations has expired, (d) subject to clauses (e) below, the representations and warranties made in Articles IV and V of this Agreement or made pursuant hereto shall survive the First Closing until the Second Closing, and (e) the Fundamental Reps shall survive the First Closing indefinitely.
Section 10.6.    Remedies; Mitigation.
(a)    Except as otherwise provided in Sections 2.4 and 12.2 of this Agreement, the indemnification provisions of this Article X are the sole and exclusive post-First Closing remedy of Buyer and Seller for a breach or nonperformance of any representations, warranties or covenants contained in this Agreement.
(b)    Notwithstanding anything to the contrary in subsection (a) above, nothing herein shall prevent any of the parties to this Agreement from bringing an action against one or more of the parties to this Agreement: (i) alleging that one or more parties engaged in fraud or intentional misrepresentation in connection with the transaction; or (ii) to enforce any of the covenants of any of the other parties to this Agreement.
(a)    Each of the parties agrees to take all commercially reasonable steps to mitigate its respective Claims and to cause its respective Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, to mitigate their respective Claims upon and after becoming aware of any event or condition that could reasonably be expected to give rise to any Claims indemnifiable under this Article X.
Section 10.7.    Effect of Insurance. If an Indemnitee receives an indemnification payment from an Indemnifying Party pursuant to this Article X with respect to a particular Claim and subsequently receives an insurance recovery (net any retroactive premium adjustment resulting from such Claim and any other related increase in the cost of insurance, and the cost of receiving or collecting such insurance recovery) or a recovery from any other third party, with respect to that same Claim, then the Indemnified Party shall promptly refund to that Indemnifying Party the appropriate amount of such indemnification payment such that the Indemnified Party does not retain, by means of such indemnification payment and such net insurance recovery, an amount exceeding the Indemnified Parties’ actual loss. Upon making any payment to an Indemnified Party in respect of any Claims, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights of the Indemnified Party (and its Affiliates) against any third party in respect of the Claims to which such payment relates. Such Indemnified Party (and its Affiliates) and Indemnifying Party shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights. Buyer and Seller shall use reasonable best efforts to mitigate any Losses, whether by asserting claims against a third party or by otherwise qualifying for a benefit that would reduce or eliminate an indemnified matter; provided, that no party shall be required to use such efforts if they would be demonstrably detrimental in any material respect to such party.

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ARTICLE XI
FURTHER AGREEMENTS
Section 11.1.    Event of Loss. Upon the occurrence of an Event of Loss or Events of Loss prior to Closing, Seller shall use commercially reasonable efforts to repair, replace and restore the damaged, destroyed or lost property (the “Damaged Asset”) to its former condition prior to the First Closing. If Seller is unable to repair, replace or restore the Damaged Assets for which the cost to repair is less than $500,000 (the “Threshold Cost”) prior to the First Closing Date, then, provided that the Stations are operating at full authorized power and are in normal working order consistent with the operation as of the date hereof, the parties will proceed to Closing and Seller shall either, at Buyer’s option, reimburse Buyer for all reasonable out-of-pocket costs incurred by Buyer in repairing or replacing the Damaged Assets or shall assign to Buyer all of Seller’s rights under any insurance and all proceeds of insurance covering the Damaged Assets (excluding business interruption insurance for periods prior to the First Closing Date) and shall deliver to Buyer all proceeds of insurance theretofore received by Seller. In the event that the insurance proceeds are insufficient to complete the repairs, restoration or replacement, an appropriate reduction in the Purchase Price shall be made at the First Closing. If Seller is unable to repair or replace prior to the First Closing Date a Damaged Asset for which the cost to repair is more than the Threshold Cost or if as a result of the Damaged Asset, the Stations are not operating at full authorized power and in normal working order consistent with operation as of the date hereof, then Seller or Buyer may delay the First Closing for up to sixty (60) days in order to allow Seller to complete such repairs. If Seller has not completed such repairs by the First Closing, or if so elected, by Buyer or Seller by the end of the 60-day period, then, at Buyer’s option, (a) Buyer may terminate this Agreement, or (b) the parties will proceed to Closing and Seller shall either, at Buyer’s option, reimburse Buyer for all reasonable out-of-pocket costs incurred by Buyer in repairing or replacing the Damaged Assets, or assign to Buyer all proceeds of insurance covering the property involved and shall deliver to Buyer all proceeds of insurance theretofore received by Seller. In the event that the insurance proceeds are insufficient to complete the repairs, restoration or replacement, an appropriate reduction in the Purchase Price shall be made at the First Closing. The Schedules shall be deemed modified to reflect any Damaged Asset for which Seller makes or is obligated to make a payment or which is replaced by Seller pursuant to this Section 11.1. Notwithstanding anything in this Section 11.1 to the contrary, if an Event of Loss is caused by or results from Buyer’s actions or omissions under the LMA, Seller shall have no obligation to make any repairs to the Damaged Assets and Buyer shall have no right to terminate this Agreement on account of such Event of Loss.
Section 11.2.    Station Employees.
(a)    On or prior to the LMA Commencement Date, Buyer shall offer employment to each Station Employee, other than James Wiener and Lourdes Melendez (the “LMA Employees”), to whom Buyer shall offer employment as of the First Closing Date. Any Station Employee who thereby becomes employed by Buyer shall constitute a Transferred Employee and the “Employment Commencement Date” as referred to herein shall mean the LMA Commencement Date or the First Closing Date, as applicable. Buyer shall employ at-will those Transferred Employees who are not Union Employees (the “Non-Union Transferred

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Employees”) and who do not have employment agreements with Seller initially at a monetary compensation (consisting of base salary, commission rate and normal bonus opportunity) at least as favorable as those provided by Seller immediately prior to the Employment Commencement Date. The initial terms and conditions of employment for those Non-Union Transferred Employees who have employment agreements with Seller shall be as set forth in such employment agreements. Buyer agrees so long as such Non-Union Transferred Employees remain employed by Buyer, Buyer shall provide each Non-Union Transferred Employee with employee benefits, including severance benefits, that are not less favorable to the employee benefits provided to similarly situated employees of Buyer; provided, however, that any Non-Union Transferred Employee whose employment is terminated by Buyer less than six months following the LMA Commencement Date shall be paid severance in the amount set forth in Schedule 11.2 provided payment of such severance shall be conditioned upon Buyer’s receipt of a release in favor of Buyer and Seller in a form provided by Buyer. To the extent permitted by Law and notwithstanding anything herein to the contrary, Buyer shall give Transferred Employees up to four years of prior service credit with Buyer for purposes of eligibility waiting periods and vesting and benefit accrual (other than benefit accrual under a defined benefit pension plan) under the employee benefit plans or arrangements or severance practices maintained by the Buyer or its Affiliates in which such Transferred Employees participate for such Transferred Employees’ service with the Seller or its Affiliates or predecessors. Seller agrees to fully cooperate with the Buyer in connection with its offer to hire any Station Employees and will not take any action, directly or indirectly, to prevent any Station Employee from becoming employed by Buyer from and after the Employment Commencement Date. Seller agrees that for a period of twelve (12) months following the Employment Commencement Date, Seller shall not solicit or induce any Station Employee to remain in, or any Transferred Employee to return to, the employ of Seller or any of its Affiliates or otherwise attempt to retain or obtain the services of any such employee. In lieu of hiring any Station Employee, Buyer may direct Seller in writing to terminate such employee’s employment with Seller and pay severance to such employee in accordance with Schedule 11.2 provided payment of such severance shall be conditioned upon Buyer’s receipt of a release in favor of Buyer and Seller in a form acceptable to Buyer, and such direction constitutes Buyer’s agreement to (i) promptly reimburse Seller for such severance amount, and (ii) indemnify Seller in accordance with Section 10.2(b) for any Claims against Seller in connection with Seller’s termination of such Station Employee.
(b)    If and to the extent Seller has entered into or is bound by any Bargaining Agreements, Buyer and Seller shall cooperate fully in the assignment and assumption of such Bargaining Agreements and in any negotiations with respect thereto such that, as of the Employment Commencement Date, Buyer shall have (whether through such an assumption, negotiations or otherwise) the same rights and obligations with respect to the Union Employees who are Transferred Employees as Seller had immediately before such date.
(a)    Buyer shall cause a tax-qualified defined contribution plan established or designated by Buyer (a “Buyer’s 401(k) Plan”) to accept rollover contributions from the Non-Union Transferred Employees of any account balances distributed to them by the existing tax-qualified defined contribution plan established or designated by Seller (“Seller’s 401(k) Plan”). Buyer shall allow any such Non-Union Transferred Employees’ outstanding plan loan to be rolled

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into Buyer’s 401(k) Plan. The distribution and rollover described herein shall comply with applicable Law, and each party shall make all filings and take any actions required of such party by applicable Law in connection therewith. Buyer’s 401(k) Plan shall credit Non-Union Transferred Employees with service credit for eligibility and vesting purposes for service recognized for the equivalent purposes under Seller’s 401(k) Plan.
(b)    Seller shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred under the terms of the Station Employee Plans by such Station Employees or their covered dependents prior to the Employment Commencement Date. Expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Employment Commencement Date shall be the responsibility of Buyer, subject to the terms and conditions of Buyer’s welfare plans. With respect to any welfare benefit plans maintained by Buyer for the benefit of Transferred Employees on and after the Employment Commencement Date, to the extent permitted by law, Buyer shall (qqqq) cause there to be waived any eligibility requirements or pre-existing condition limitations to the same extent generally waived by Buyer with respect to its employees and (rrrr) give effect, in determining any deductible and maximum out-of-pocket limitations, amounts paid by such Transferred Employees for the plan year in which the Employment Commencement Date occurs with respect to similar plans maintained by Seller.
(c)    Buyer will assume all liabilities for unpaid, accrued vacation of each Transferred Employee as of the Employment Commencement Date, giving credit under Buyer’s vacation policy for service with Seller (which permitted a limited number of Seller’s employees to rollover not more than 10 vacation days from calendar year 2013, and then only in limited circumstances), and shall permit Transferred Employees to use their vacation entitlement accrued as of the Employment Commencement Date throughout Buyer’s fiscal year ended February 28, 2015. Service of up to four years with Seller, together with service following the Employment Commencement Date with Buyer, shall be taken into account in determining Transferred Employees’ vacation entitlement under Buyer’s vacation policy after the Employment Commencement Date.
(d)    Buyer shall grant credit for all unused sick leave accrued by Transferred Employees who are Union Employees in accordance with the applicable Bargaining Agreement. Transferred Employees who are not Union Employees will be subject to Buyer’s sick leave policy.
Section 11.3.    No Further Rights. Nothing in this Article X express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Article X.
Section 11.4.    Payroll Matters.
(a)    Seller and Buyer shall follow the “standard procedures” for preparing and filing Internal Revenue Service Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53 for Transferred Employees. Under this procedure, (i) Seller shall provide

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all required Forms W-2 to (x) all Transferred Employees reflecting wages paid and taxes withheld by Seller prior to the Employment Commencement Date, and (y) all other employees and former employees of Seller who are not Transferred Employees reflecting all wages paid and taxes withheld by Seller, and (ii) Buyer (or one of its Affiliates) shall provide all required Forms W-2 to all Transferred Employees reflecting all wages paid and taxes withheld by Buyer (or one of its Affiliates) on and after the Employment Commencement Date.
(b)    Seller and Buyer shall adopt the “alternative procedure” of Revenue Procedure 2004-53 for purposes of filing Internal Revenue Service Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate). Under this procedure, Seller shall provide to Buyer all Internal Revenue Service Forms W-4 and W-5 on file with respect to each Transferred Employee and any written notices received from the Internal Revenue Service under Reg. § 31.3402(f)(2)-1(g)(5) of the Code, and Buyer will honor these forms until such time, if any, that such Transferred Employee submits a revised form.
(c)    With respect to garnishments, tax levies, child support orders, and wage assignments in effect with Seller on the Employment Commencement Date for Transferred Employees and with respect to which Seller has notified Buyer in writing, Buyer shall honor such payroll deduction authorizations with respect to Transferred Employees and will continue to make payroll deductions and payments to the authorized payee, as specified by a court or order which was filed with Seller on or before the Employment Commencement Date, to the extent such payroll deductions and payments are in compliance with applicable Law, and Seller will continue to make such payroll deductions and payments to authorized payees as required by Law with respect to all other employees of the Business who are not Transferred Employees. Seller shall, as soon as practicable after the Employment Commencement Date, provide Buyer with such information in the possession of Seller as may be reasonably requested by Buyer and necessary for Buyer to make the payroll deductions and payments to the authorized payee as required by this Section 10.4.
Section 11.5.    WARN Act. Buyer shall not take any action on or after the Employment Commencement Date that would cause any termination of employment of any employees by Seller that occurs before the Employment Commencement Date to constitute a “plant closing” or “mass layoff” under the Worker Adjustment and Retraining Act of 1988, as amended (the “WARN Act”) or any similar state or local Law, or to create any liability to Seller for any employment terminations under applicable Law. Assumed Liabilities assumed by Buyer pursuant to Section 2.03 shall include all Liabilities with respect to any amounts (including any severance, fines or penalties) payable under or pursuant to the WARN Act or any similar state or local Law with respect to any Station Employees who do not become Transferred Employees as result of Buyer’s failure to extend offers of employment or continued employment as required by Section 11.2 or in connection with events that occur from and after the Employment Commencement Date, and Buyer shall reimburse Seller for any such amounts or any Liabilities thereof incurred by Seller.
Section 11.6.    Bulk Transfer. Buyer and Seller hereby waive compliance with the Bulk Transfer provisions of the Uniform Commercial Code and all similar Laws. Except for the

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Assumed Liabilities, Seller shall promptly pay and discharge when and as due all liabilities and obligations arising out of or relating to Seller’s ownership and operation of the Station prior to Closing and its sale of the Station to Buyer. Except for the Assumed Liabilities, Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against any and all liabilities, losses, costs, damages or causes of action (including, without limitation, reasonable attorney fees and other legal costs and expenses) arising out of or relating to claims asserted against Buyer pursuant to the Bulk Transfer provisions of the Uniform Commercial Code of the state in which the Station is located or any similar Law.
ARTICLE XII
TERMINATION; MISCELLANEOUS
Section 12.1.    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the First Closing Date, as follows:
(a)    by mutual written agreement of Seller and Buyer; or
(b)    by Buyer or Seller if the First Closing shall not have occurred on or before the twelve month anniversary of the date hereof (the “Outside Date”) for any reason other than delay, nonperformance or breach by the party seeking such termination; or
(c)    by Buyer, if Buyer is not then in material breach of this Agreement and Seller is then in material breach of this Agreement, and such breach remains uncured on the first to occur of (i) sixty (60) days after receipt of written notice thereof from Buyer, provided, that if Seller is diligently pursuing such a cure, such sixty (60) day period may be extended for up to an additional sixty (60) days, but not later than the Outside Date, and (ii) the First Closing Date; or
(d)    by Seller, if Seller is not then in material breach of this Agreement and Buyer is then in material breach of this Agreement, and such breach remains uncured on the first to occur of (i) sixty (60) days after receipt of written notice thereof from Seller; provided, that if Buyer is diligently pursuing such a cure, such sixty (60) day period may be extended for up to an additional sixty (60) days, but not later than the Outside Date, and (ii) the First Closing Date.
Section 12.2.    Rights on Termination; Waiver.
(a)    If this Agreement is terminated pursuant to Section 12.1(a), or 12.1(b), or 12.1(c), or 12.1(d), all further obligations of the parties under or pursuant to this Agreement shall immediately terminate without further liability of any party to the other.
(b)    If Seller is in material default in the performance of its obligations under this Agreement or has breached in any material respect its representations and warranties hereunder, or if this Agreement is terminated by Buyer pursuant to Section 12.1(e), then Buyer shall be entitled to pursue all legal and equitable remedies against Seller for such default or breach including specific performance (Seller hereby acknowledging that the Purchased Assets are unique and that Buyer has no adequate remedy at law if Seller breaches this Agreement). Nothing in this Section 12.2(b) shall prevent Buyer from pursuing specific performance against Seller.

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Section 12.3.    Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach its representations, warranties covenants or agreements hereunder. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the parties are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
Section 12.4.    Liquidated Damages. If Seller terminates this Agreement pursuant to Section 12.1(d), Seller’s sole remedy (unless Seller has alternatively elected the remedy of specific performance pursuant to Section 12.3) for such material breach and termination shall be the right to claim and be paid an amount equal to ten percent (10%) of the Purchase Price as liquidated damages. The parties agree that the liquidated damages provided in this Section is intended to limit the monetary and other claims that Seller may have against Buyer in the circumstances described herein. The parties acknowledge and agree that the liquidated damages provided in this Section bear a reasonable relationship to the anticipated harm which would be caused by Buyer’s breach of the Agreement. The parties further acknowledge and agree that the amount of actual loss caused by Buyer’s breach of this Agreement is incapable and difficult of precise estimation and that Seller would not have a convenient and adequate alternative to liquidated damages hereunder. The provisions of this Section 12.4 shall in no way limit Seller’s right to elect alternatively specific performance of this Agreement pursuant to Section 12.3 or otherwise.
Section 12.5.    Further Assurances. From time to time after the First Closing Date, upon the reasonable request of Buyer, Seller shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and take such further action as Buyer may reasonably request in order more effectively to sell, assign, convey, transfer, reduce to possession and record title to Buyer to any of the Purchased Assets. Seller agrees to cooperate with Buyer in all reasonable respects to assure to Buyer the continued title to and possession of the Purchased Assets in the condition and manner contemplated by this Agreement; provided, however, that Buyer shall not be required to spend additional sums of money. Without limiting the specific obligations of any party hereto under any agreement or covenant hereunder, each party hereto shall use commercially reasonable efforts to take all actions and do all things necessary in order to consummate the transactions contemplated by this Agreement, including, without limitation, satisfaction, but not waiver, of the closing conditions set forth in Article VII, Article VIII or Article IX.

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Section 12.6.    Schedules.
(a)    If and to the extent any information required to be furnished in any section of the Schedules is contained in the Agreement or in any section of the Schedules, such information shall be deemed to be included in all sections of the Schedules to the extent that the relevance of any such information to any other section of the Schedules is readily apparent from the text of such disclosure.
(b)    Seller has disclosed the information contained in the Schedules solely for purposes of the Agreement, and no information contained therein shall be deemed to be an admission by any party thereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.
Section 12.7.    Entire Agreement; Amendment; and Waivers. This Agreement and the documents required to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, unless otherwise expressly provided.
Section 12.8.    Expenses. Except as otherwise specifically provided herein, whether or not the transactions contemplated by this Agreement are consummated, each of the parties shall pay the fees and expenses of its respective counsel, accountants and other experts incident to the negotiation, drafting and execution of this Agreement and consummation of the transactions contemplated hereby.
Section 12.9.    Benefit; Assignment. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by Buyer and Seller and their respective proper successors and permitted assigns. This Agreement (and any rights, obligations or liabilities hereunder) may not be assigned or delegated in whole or in part by any party without the prior written consent of the other party; provided, however, that Buyer may, without such consent, assign in whole or in part its rights, obligations or liabilities under this Agreement to an Affiliate of Buyer, provided that (iii) any such assignment does not delay or impede grant of the FCC Consent or the First Closing or Second Closing, as applicable, (iv) any such assignee delivers to Seller a written assumption of this Agreement, (v) Buyer shall remain liable for all of its obligations hereunder, and (vi) Buyer shall be solely responsible for any third party consents necessary in connection therewith (none of which are a condition to the First Closing); and provided, further, that Buyer may, without such consent, collaterally assign its rights hereunder to its lenders. Any such assignee of Buyer shall fully assume the obligations of Buyer hereunder and Buyer shall remain liable for its obligations hereunder. Any attempted assignment or transfer in violation of this Section shall be null and void.

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Section 12.10.    Confidentiality. Seller and Buyer (or an Affiliate of Buyer) are parties to the Confidentiality Agreement dated as of April 26, 2013, as amended, with respect to Seller and the Station (the “Confidentiality Agreement”). To the extent not already a direct party thereto, Buyer hereby assumes the Confidentiality Agreement and agrees to be bound by the provisions thereof. Without limiting the terms of the Confidentiality Agreement, subject to the requirements of applicable law, all non-public information regarding Seller and its Affiliates and their business and properties that is disclosed in connection with the negotiation, preparation or performance of this Agreement (including all financial information provided by Seller to Buyer) shall be confidential and shall not be disclosed to any other Person, except Buyer’s representatives and lenders for the purpose of consummating the transaction contemplated by this Agreement.
Section 12.11.    Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given (i) on the date of personal delivery to an officer of the other party, or (ii) if sent by telecopy or facsimile machine to the number shown below, on the date of such confirmed facsimile or telecopy transmission, or (iii) when properly deposited for delivery by commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested, on the date that is two days after the date set forth in the records of such delivery service or on the return receipt and addressed as follows, unless and until either of such parties notifies the other in accordance with this Section of a change of address or change of telecopy number:
If to Seller:        YMF Media New York LLC
395 Hudson Street, 7th Floor
New York, NY 10014
    Attention: Mr. Bill Cooper, CFO
Email: bcooper@ymfmediallc.com
With a copy to:    Greenberg Traurig LLP
Terminus 200
3333 Piedmont Road NE, Suite 2500
Atlanta, GA 30305
Attention: James S. Altenbach
Email: altenbachj@gtlaw.com

If to Buyer:	Emmis Radio LLC
Emmis Radio License, LLC
c/o Emmis Communications Corporation
One EMMIS Plaza
40 Monument Circle, Suite 700
Indianapolis, IN 46204
Attention: J. Scott Enright
Email: legal@emmis.com

With a copy to:	Edinger Associates PLLC
1875 I Street, NW, Suite 500

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Washington, DC 20006
Attention: Brook A. Edinger
Email: bedinger@edingerlaw.net
Section 12.12.    Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. This Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission, and any such counterpart executed and delivered via facsimile transmission shall be deemed an original for all intents and purposes. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.
Section 12.13.    Income Tax Position. Neither Buyer nor Seller shall take a position for income tax purposes which is inconsistent with this Agreement.
Section 12.14.    Severability. If any provision, clause or part of this Agreement or the application thereof under certain circumstances is held invalid, or unenforceable, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.
Section 12.15.    No Reliance. Except for (i) any assignees permitted by Section 11.9 of this Agreement and (i) lenders (and their successors and assigns) providing financing for the consummation of the transactions contemplated by this Agreement:
(a)    no third party is entitled to rely on any of the representations, warranties or agreements of Buyer or Seller contained in this Agreement; and
(b)    Buyer and Seller assume no liability to any third party because of any reliance on the representations, warranties or agreements of Buyer and Seller contained in this Agreement.
Section 12.16.    No Recourse. Notwithstanding any of the terms or provisions of this Agreement, Seller, on the one hand, and Buyer, on the other hand, agree that neither it nor any Person acting on its behalf may assert any claims or cause of action against any employee, officer or manager of the other party or member of such other party in connection with or arising out of this Agreement or the transactions contemplated hereby.
Section 12.17.    Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party which itself or through its agent prepared the same, it being agreed that the agents of each party have participated in the preparation hereof.
Section 12.18.    Saturdays, Sundays and Legal Holidays. If the time period by which any acts or payments required hereunder must be performed or paid expires on a Saturday, Sunday

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or legal holiday, then such time period shall be automatically extended to the close of business on the next regularly scheduled business day.
Section 12.19.    Consent to Jurisdiction. EACH OF THE PARTIES HERETO AGREES THAT ANY LEGAL ACTION BETWEEN THE PARTIES RELATING TO THE ENTRY INTO OR PERFORMANCE OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OR THE INTERPRETATION OR ENFORCEMENT OF THE TERMS HEREOF OR THEREOF, SHALL EXCLUSIVELY BE BROUGHT IN A FEDERAL OR STATE COURT LOCATED IN NEW YORK, HAVING JURISDICTION OF THE SUBJECT MATTER THEREOF, AND EACH PARTY IRREVOCABLY CONSENTS TO PERSONAL JURISDICTION IN ANY SUCH FEDERAL OR STATE COURT, WAIVES ANY RIGHT TO OBJECT TO SUCH VENUE OR TO ASSERT THE DEFENSE OF FORUM NON-CONVENIENS, AND AGREES THAT SERVICE OF COMPLAINT OR OTHER PROCESS MAY BE MADE BY CERTIFIED OR REGISTERED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS SET FORTH IN, OR DETERMINED IN ACCORDANCE WITH, SECTION 11.11 HEREOF.
Section 12.20.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 12.21.    Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of New York, without regard to the conflict of Law principles thereof.
Section 12.22.    Guaranty.
(a)    Guarantor hereby (a) confirms that it owns, directly or indirectly, 100% of YMF Media New York LLC, and derive benefit from and desires to induce Buyer to enter into this Agreement, (b) guarantees to Buyer the timely payment and performance in full of Seller’s post- First Closing obligations under Article X of this Agreement, and (c) agrees that the obligations of each Guarantor are primary and direct and not conditioned or contingent upon pursuit of any remedies against Seller, and they are not limited or affected by any circumstance that might otherwise limit or affect the obligations of a surety or guarantor, all of which are hereby waived by Guarantor to the fullest extent permitted by Law.
(b)    YMF Media LLC and Buyer consent to and agree that: (i) operation of the Station pursuant to the LMA is not a breach by either party of the WRKS APA; (ii) both parties will deliver the WRKS APA Amendment at the First Closing; and (iii) YMF Media LLC shall continue to pay Buyer the Earn-out Amounts (as defined in the WRKS APA) during the Term (as defined in the LMA) of the LMA and following the First Closing as contemplated in the WRKS APA Amendment.
Section 12.23.    Debt Covenant. From the LMA Commencement Date until the Second Closing, Buyer’s senior secured debt-to-EBITDA total leverage ratio, as defined in Buyer’s

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existing credit agreement or in any new financing contemplated as part of this transaction (whichever is applicable at the time of measurement), will not exceed 6.0x.
[SIGNATURES APPEAR ON NEXT PAGE]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

"BUYER"

EMMIS RADIO LLC

By:	/s/ J. Scott Enright
Name:	J. Scott Enright
Title:	Executive Vice President, General Counsel and Secretary

"SELLER"

YMF MEDIA NEW YORK LLC

By:	/s/ L. Deon Levingston
Name:	L. Deon Levingston
Title:	President and GM

YMF MEDIA NEW YORK LICENSEE LLC

By:	/s/ L. Deon Levingston
Name:	L. Deon Levingston
Title:	President and GM

With respect to Section 12.22 only:

"GUARANTOR"

YMF MEDIA LLC

By:	/s/ L. Deon Levingston
Name:	L. Deon Levingston
Title:	President and GM

Signature Page to Asset Purchase Agreement